      AS FILED WITH SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 1, 1995

                                                      REGISTRATION NO. 33-
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------

                                    FORM S-4

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                               DTE HOLDINGS, INC.
               (Exact name of registrant as specified in charter)

                                    MICHIGAN
                        (State or other jurisdiction of
                         incorporation or organization)

                                      6719
                          (Primary Standard Industrial
                          Classification Code Number)

                                   38-3217752
                                (I.R.S. Employer
                              Identification No.)

                           -------------------------

                               2000 Second Avenue
                            Detroit, Michigan 48226
                                 (313) 237-8666
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           -------------------------

                                 SUSAN M. BEALE
                              Corporate Secretary
                               2000 Second Avenue
                            Detroit, Michigan 48226
                                 (313) 237-8666
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                           -------------------------

                                   COPIES TO:

                             ROBERT A. YOLLES, ESQ.
                           Jones, Day, Reavis & Pogue
                                 77 West Wacker
                          Chicago, Illinois 60601-1692
                                 (312) 782-3939
                           -------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement has become effective and all other conditions to the share exchange (the "Exchange") of the Common Stock of The Detroit Edison Company and the Common Stock of DTE Holdings, Inc. pursuant to the Exchange Agreement described in the enclosed Prospectus and Proxy Statement have been satisfied or waived.
                           -------------------------

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                           -------------------------

                        CALCULATION OF REGISTRATION FEE

- -----------------------------------------------------------------------------------------------------------------------
                                                               PROPOSED MAXIMUM   PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES             AMOUNT TO BE      OFFERING PRICE   AGGREGATE OFFERING      AMOUNT OF
  TO BE REGISTERED                             REGISTERED         PER UNIT(3)         PRICE(3)       REGISTRATION FEE
- -----------------------------------------------------------------------------------------------------------------------
Common Stock, without par value(1).........     145,185,241        $27.8125        $4,037,964,515       $1,392,412
- -----------------------------------------------------------------------------------------------------------------------
Common Stock, without par value, for
  Dividend Reinvestment Plan(2)............     10,000,000         $27.8125         $278,125,000          $95,906
- -----------------------------------------------------------------------------------------------------------------------
Total......................................     155,175,241        $27.8125        $4,316,089,515       $1,488,318
- -----------------------------------------------------------------------------------------------------------------------

(1) The number of shares of DTE Holdings, Inc. Common Stock to be issued in the Exchange described herein cannot be precisely determined at the time this Registration Statement becomes effective because shares of The Detroit Edison Company Common Stock may be issued thereafter and prior to the effective time of the Exchange upon conversion of its Convertible Cumulative Preferred Stock, 5 1/2% Series, $100 par value. This Registration Statement covers a number of shares of DTE Holdings, Inc. Common Stock which is estimated to be at least as large as the number of shares of The Detroit Edison Company Common Stock which is expected to be outstanding at the effective time of the Exchange. See the undertaking in Item 22(4) in Part II of this Registration Statement.

(2) To be issued from time to time pursuant to DTE Holdings, Inc.'s Dividend Reinvestment Plan which will succeed The Detroit Edison Company Dividend Reinvestment Plan on the effectiveness of the Exchange. A post-effective amendment on Form S-3 to this Form S-4 will be filed in connection therewith.

(3) Estimated pursuant to Rule 457(f)(1) of the Securities Act of 1933, based upon the per share market value of the shares of The Detroit Edison Company Common Stock to be exchanged in the Exchange, which is the average of the high and low sales price of a share of The Detroit Edison Company Common Stock on the New York Stock Exchange, Inc. Composite Tape on January 26, 1995.
                           -------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF
THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                               DTE HOLDINGS, INC.

                             CROSS REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

                                                                     CAPTION OR LOCATION
                                                                     IN PROXY STATEMENT
         FORM S-4 ITEM NUMBER AND HEADING                              AND PROSPECTUS
- ---------------------------------------------------   -------------------------------------------------
A.  Information About the Transaction
    1. Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus......   Facing page of Registration Statement; Cross
                                                      Reference Sheet; Cover Page of Prospectus and
                                                      Proxy Statement
    2. Inside Front and Outside Back Cover Pages of
       Prospectus..................................   Available Information; Incorporation of Certain
                                                      Information by Reference; Table of Contents
    3. Risk Factors, Ratio of Earnings to Fixed
       Charges and Other Information...............   Cover Page of Prospectus and Proxy Statement;
                                                      Summary of Restructuring Proposal; Item 2.
                                                      Corporate Restructuring Proposal
    4. Terms of Transaction........................   Cover Page of Prospectus and Proxy Statement;
                                                      Summary of Restructuring Proposal; Item 2.
                                                      Corporate Restructuring Proposal
    5. Pro Forma Financial Information.............   Not Applicable
    6. Material Contacts with the Company Being
       Acquired....................................   Not Applicable
    7. Additional Information Required for
       Reoffering by Persons and Parties Deemed to
       be Underwriters.............................   Not Applicable
    8. Interests of Named Experts and Counsel......   Item 2. Corporate Restructuring Proposal
    9. Disclosure of Commission Position on
       Indemnification for Securities Act
       Liabilities.................................   Not Applicable
B. Information About the Registrant
   10. Information With Respect to S-3
       Registrants.................................   Not Applicable
   11. Incorporation of Certain Information
       by Reference................................   Not Applicable
   12. Information with Respect to S-2 or
       S-3 Registrants.............................   Not Applicable
   13. Incorporation of Certain Information
       by Reference................................   Not Applicable
   14. Information With Respect to Registrants
       Other Than S-3 or S-2 Registrants...........   Cover Page of Prospectus and Proxy Statement;
                                                      Summary of Proposed Restructuring; Item 2.
                                                      Corporate Restructuring Proposal
C. Information About the Company Being Acquired
   15. Information with Respect to S-3 Companies...   Available Information; Incorporation of Certain
                                                      Documents by Reference
   16. Information with Respect to S-2 or
       S-3 Companies...............................   Not Applicable
   17. Information with Respect to Companies Other
       Than S-3 or S-2 Companies...................   Not Applicable
D. Voting and Management Information
   18. Information if Proxies, Consents or
       Authorizations are to be Solicited..........   Notice of Annual Meeting; Incorporation of
                                                      Certain Documents by Reference; Summary of
                                                      Proposed Restructuring; Introduction; Item 1. The
                                                      Election of Directors; Item 2. Corporate
                                                      Restructuring Proposal
   19. Information if Proxies, Consents or
       Authorizations are not to be Solicited or in
       an Exchange Offer...........................   Not Applicable

[DETROIT EDISON LOGO]

                                                                  March 17, 1995

Dear Detroit Edison Shareholder:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Common Stock Shareholders of The Detroit Edison Company on Monday, April 24, 1995, at 10:00 a.m. at Detroit Edison's General Offices, 2000 Second Avenue, Detroit, Michigan.

The principal items of business will be (1) the election of directors, (2) the adoption of a plan of share exchange pursuant to which the holders of Common Stock of The Detroit Edison Company will become holders of the Common Stock of a newly formed holding company, which will become the sole holder of the Common Stock of The Detroit Edison Company, (3) the approval of a long-term incentive plan for officers, other employes, and non-employe directors, and (4) the ratification of the appointment of the independent accountants.

Additional details about the meeting are in the accompanying Notice of Annual Meeting and Prospectus and Proxy Statement. At the meeting, I will also report on the progress of the Company during the past year and answer shareholder questions.

IT IS IMPORTANT THAT YOUR STOCK BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND PERSONALLY, PLEASE COMPLETE AND MAIL THE ENCLOSED PROXY CARD IN THE RETURN ENVELOPE. IF YOU DO ATTEND AND VOTE AT THE MEETING, THAT VOTE WILL SUPERSEDE THE EARLIER VOTE BY PROXY.

                                          SINCERELY,

                                          [Facsimile Signature]
                                          JOHN E. LOBBIA
                                          Chairman and Chief Executive Officer

[Detroit Edison Logo]

             NOTICE OF ANNUAL MEETING OF COMMON STOCK SHAREHOLDERS

NOTICE IS HEREBY GIVEN that the 1995 Annual Meeting of Common Stock Shareholders (the "Annual Meeting") of THE DETROIT EDISON COMPANY ("Detroit Edison") will be held at Detroit Edison's General Offices, 2000 Second Avenue, Detroit, Michigan, on Monday, April 24, 1995, at 10:00 a.m., Detroit time, to consider and take action on:

          1. The election of three directors;

          2. An Agreement and Plan of Exchange, a copy of which is attached as Exhibit A to the accompanying Prospectus and Proxy Statement, pursuant to which the holders of Common Stock of Detroit Edison will become holders of the Common Stock of a newly formed holding company ("Holding Company"), and Holding Company will become the sole holder of the Common Stock of Detroit Edison, with the result that Detroit Edison will become a subsidiary of Holding Company;

          3. The Long-Term Incentive Plan, a copy of which is attached as Exhibit C to the accompanying Prospectus and Proxy Statement;

          4. Ratification of the appointment of Deloitte & Touche LLP by the Board of Directors as the independent accountants of Detroit Edison for the year 1995; and

          5. Such other business as may properly come before the meeting, or any adjournment or adjournments thereof.

Holders of record of shares of Common Stock at the close of business on February 24, 1995 are entitled to notice of, and to vote at, the meeting.

As described under "Item 2. Corporate Restructuring Proposal -- Statutory Appraisal Rights Inapplicable" of the accompanying Prospectus and Proxy Statement, no shareholder of Detroit Edison is entitled to statutory dissenters' appraisal rights in connection with the approval of the Agreement and Plan of Exchange referred to in Item 2 above.

        SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.

MARCH 17, 1995                               BY ORDER OF THE BOARD OF DIRECTORS,
                                                                  SUSAN M. BEALE
                                                             CORPORATE SECRETARY

                                   IMPORTANT

EVEN THOUGH YOU EXPECT TO ATTEND THE ANNUAL MEETING, IT IS URGENTLY REQUESTED THAT, WHETHER YOUR SHARE HOLDINGS ARE LARGE OR SMALL, YOU PROMPTLY FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED HEREWITH. IF YOU WILL DO SO NOW, DETROIT EDISON WILL BE SAVED THE EXPENSE OF FOLLOW-UP NOTICES.

                                PROXY STATEMENT
                                      FOR
                           THE DETROIT EDISON COMPANY

                                   PROSPECTUS
                                      FOR
                               DTE HOLDINGS, INC.
                                  COMMON STOCK

     This Prospectus, including the Proxy Statement forming a part hereof, has been prepared in connection with the issuance of up to 145,185,241 shares of Common Stock, without par value, of DTE Holdings, Inc., a Michigan corporation ("Holding Company"), a wholly-owned subsidiary of The Detroit Edison Company, a Michigan corporation ("Detroit Edison"), upon the consummation of the proposed share exchange pursuant to which each outstanding share of Detroit Edison Common Stock, $10.00 par value ("Detroit Edison Common Stock") will be exchanged for one share of Holding Company Common Stock, without par value ("Holding Company Common Stock).

     At the effective time of such share exchange, each then outstanding share of Detroit Edison Common Stock will automatically be exchanged for and, without action on the part of the holder thereof, become one share of Holding Company Common Stock. It is anticipated that the absence of a par value of the Holding Company Common Stock will not affect the market value of such stock. Thereafter, Detroit Edison will continue to carry on its present utility business as a subsidiary of Holding Company. Reference is made to "Item 2. Corporate Restructuring Proposal -- Holding Company Capital Stock" for further information concerning the securities offered hereby.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The executive offices of Detroit Edison are located at 2000 Second Avenue, Detroit, Michigan 48226-1279, and its telephone number at such address is (313) 237-8000. Holding Company's executive offices are at the same address and its telephone number is (313) 237-8666.

     This Prospectus and Proxy Statement and the proxy card were first mailed to shareholders of Detroit Edison on or about March 17, 1995.

                         ------------------------------

       The date of this Prospectus and Proxy Statement is March 17, 1995.

                             AVAILABLE INFORMATION

     Detroit Edison is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("1934 Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("SEC"). Reports, proxy statements and other information filed by Detroit Edison can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its Regional Offices located at Citicorp Center, 500 West Madison Street, Chicago, IL 60661 and Seven World Trade Center, New York, NY 10048. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning Detroit Edison may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, NY, and the Chicago Stock Exchange, 440 South LaSalle Street, Chicago, IL, the exchanges on which certain of Detroit Edison's securities are listed. Holding Company has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended ("1933 Act"), with respect to the shares of Holding Company Common Stock offered hereby. This Prospectus and Proxy Statement does not contain all of the information set forth in such Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The omitted information can be inspected and copied at the above-described reference facilities maintained by the SEC. For further information, reference is made to such Registration Statement.

     Holding Company will become subject to the same informational requirements as Detroit Edison following the share exchange described in this Prospectus and Proxy Statement, and will file reports, proxy statements and other information with the SEC in accordance with the 1934 Act. Detroit Edison will continue to be subject to such requirements.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents filed by Detroit Edison with the SEC (File No. 1-2198) are incorporated in this Prospectus and Proxy Statement by reference and made a part hereof:

          (i) The Annual Report on Form 10-K for the year ended December 31, 1993 (the "1993 Form 10-K");

          (ii) The Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994 (collectively, the "1994 10-Q's"); and

          (iii) The Current Reports on Form 8-K dated January 24, 1994; April 7, 1994 (Amendment No. 1); June 22, 1994; August 3, 1994; January 27, 1995;
     and           , 1995 (collectively, the "8-K's").

     All documents subsequently filed by Detroit Edison pursuant to Section 13(a), 13(c), 14 or 15(d) of the 1934 Act, after the date of this Prospectus and Proxy Statement and prior to the termination of the offer made by this Prospectus and Proxy Statement, shall be deemed to be incorporated in this Prospectus and Proxy Statement by reference and to be a part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus and Proxy Statement shall be deemed to be modified or superseded for purposes of this Prospectus and Proxy Statement to the extent that a statement contained in this Prospectus and Proxy Statement or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus and Proxy Statement modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus and Proxy Statement.

     THIS PROSPECTUS AND PROXY STATEMENT INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DETROIT EDISON WILL PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM THIS PROSPECTUS AND PROXY STATEMENT IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS THAT HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS AND PROXY STATEMENT BY REFERENCE, OTHER THAN CERTAIN EXHIBITS TO SUCH DOCUMENTS, UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION THAT THIS PROSPECTUS AND PROXY STATEMENT

INCORPORATES. SUCH REQUESTS SHOULD BE DIRECTED TO SUSAN M. BEALE, CORPORATE SECRETARY, THE DETROIT EDISON COMPANY, 2000 SECOND AVENUE, DETROIT, MICHIGAN 48226 (TELEPHONE NUMBER (313) 237-8666). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY APRIL 17, 1995.

                         ------------------------------

     No person has been authorized to give any information or to make any representation not contained in this Prospectus and Proxy Statement in connection with the offer contained in this Prospectus and Proxy Statement, and, if given or made, such information or representation must not be relied upon as having been authorized. Neither the delivery of this Prospectus and Proxy Statement nor any distribution of shares of Holding Company Common Stock made hereunder shall, under any circumstances, create any implication that there has not been any change in the affairs of Detroit Edison or Holding Company since the respective dates as of which information is given herein. This Prospectus and Proxy Statement does not constitute an offer to sell or a solicitation of an offer to buy shares of Holding Company Common Stock by any person in any jurisdiction or in any circumstance in which such offer would be unlawful.

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         -----
SUMMARY OF RESTRUCTURING PROPOSAL.....................................................       1
INTRODUCTION..........................................................................       5
ITEM 1. THE ELECTION OF DIRECTORS.....................................................       5
     Nominees for Election at this Meeting to Terms Expiring in 1998..................       6
     Directors Whose Present Terms Continue Until 1996................................       6
     Directors Whose Present Terms Continue Until 1997................................       7
     Directors Not Standing for Re-Election...........................................       8
     Security Ownership of Management.................................................       9
     The Board of Directors and Board Committees......................................       9
     Board Compensation Committee Report on Executive Compensation....................      10
     Shareholder Value Improvement Plan ("SVIP")......................................      11
     Summary Compensation Table.......................................................      12
     Performance Graph................................................................      14
     Compensation Committee Interlocks & Insider Participation........................      14
ITEM 2. CORPORATE RESTRUCTURING PROPOSAL..............................................      15
     Introduction.....................................................................      15
     Vote Required....................................................................      15
     Reasons for the Restructuring....................................................      15
     Certain Considerations...........................................................      16
     Exchange Agreement...............................................................      17
     Required Regulatory Approvals....................................................      17
     Transfer of Detroit Edison Assets to Holding Company.............................      18
     Dividend Policy..................................................................      18
     Treatment of Preferred and Preference Stock......................................      18
     Amendment or Termination.........................................................      20
     Statutory Appraisal Rights Inapplicable..........................................      20
     Effectiveness of the Restructuring...............................................      20
     Exchange of Stock Certificates...................................................      20
     Dividend Reinvestment Plan.......................................................      20
     Certain Federal Income Tax Consequences..........................................      21
     Listing of Holding Company Common Stock..........................................      21
     Regulation of Holding Company....................................................      21
     Management.......................................................................      22
     Holding Company Capital Stock....................................................      22
     Comparative Shareholders' Rights.................................................      23
     Stock Plans......................................................................      25
     Transfer Agent and Registrar.....................................................      25
     Detroit Edison Common Stock Market Prices and Dividends..........................      25
     Legal Opinions...................................................................      25
     Experts..........................................................................      26
ITEM 3. APPROVAL OF LONG-TERM INCENTIVE PLAN..........................................      26
     Introduction.....................................................................      26
     Vote Required....................................................................      26
     Summary of Plan Features.........................................................      27
     Federal Income Tax Consequences of Incentive Plan................................      31
     Effect of Approval of Exchange Agreement.........................................      33
ITEM 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS........................      33
TRANSACTION OF OTHER BUSINESS AND OTHER INFORMATION...................................      34
EXHIBIT A.............................................................................     A-1
EXHIBIT B.............................................................................     B-1
EXHIBIT C.............................................................................     C-1

                       SUMMARY OF RESTRUCTURING PROPOSAL

     The following is a summary of certain information regarding the restructuring proposal contained or incorporated by reference in this Prospectus and Proxy Statement and is qualified in its entirety by the more detailed information contained or incorporated by reference herein. Information concerning other matters to be acted on at the Annual Meeting is set forth elsewhere herein.

PROPOSED RESTRUCTURING

     Holding Company has been organized to become the holding company for, and the direct owner of the Common Stock of, Detroit Edison. The formation of the holding company structure will be achieved through a share exchange (the "Exchange") in which the holders of Detroit Edison Common Stock immediately prior to the Exchange will become the holders of Holding Company Common Stock immediately after the Exchange and pursuant thereto Holding Company will become the sole holder of Detroit Edison Common Stock. The Exchange will be accomplished pursuant to an Agreement and Plan of Exchange (the "Exchange Agreement").

     Shares of Detroit Edison Cumulative Preferred Stock, $100 par value (issued and outstanding in six series) (collectively, "Detroit Edison Preferred Stock"), and Detroit Edison Preference Stock, $1 par value, none of which is currently outstanding ("Detroit Edison Preference Stock"), will not be affected by or exchanged in the Exchange but will continue to be held by the holders thereof. Except as noted in the next sentence, the Exchange will not change any rights of holders of such shares. If the Exchange is approved by the Detroit Edison Common Stock shareholders and all necessary regulatory approvals are obtained, Detroit Edison expects to optionally redeem, prior to the effective time of the Exchange, all outstanding shares of Convertible Cumulative Preferred Stock,
5 1/2% Series, $100 Par Value (the "5 1/2% Preferred Stock"). See "Item 2. Corporate Restructuring Proposal -- Treatment of Preferred and Preference Stock."

     Detroit Edison is a regulated public utility engaged in the generation, purchase, transmission, distribution and sale of electric energy in a 7,600 square mile area in Southeastern Michigan. Detroit Edison's service area includes about 13% of Michigan's total land area, and about half its population (approximately five million people), electric energy consumption and industrial capacity. Detroit Edison's residential customers reside in urban and rural areas, including an extensive shoreline along the Great Lakes and connecting waters. After the Exchange, Detroit Edison will continue to carry on its current utility business as a subsidiary of Holding Company.

     Holding Company will have no assets other than those involved in its ownership of stock of its subsidiaries, which after the effective time of the Exchange will consist of all of the Detroit Edison Common Stock, and after the Exchange is expected to consist of all of the common stock of certain existing Detroit Edison subsidiaries involved in non-utility operations (collectively, the "non-utility subsidiaries"). See "Item 2. Corporate Restructuring Proposal
- -- Transfer of Detroit Edison Assets to Holding Company". Holding Company will conduct no business other than the ownership of the stock of its subsidiaries. The principal executive office of Detroit Edison is located at 2000 Second Avenue, Detroit, Michigan 48226-1279, and its telephone number is (313) 237-8000. Holding Company's principal executive office is at the same address; its telephone number is (313) 237-8666.

     Figure 1 below illustrates the present corporate structure of Detroit Edison and its subsidiaries before the Exchange. Figure 2 below illustrates the proposed corporate structure of Holding Company and its subsidiaries following the Exchange. After the effective time of the Exchange, Detroit Edison will transfer certain non-utility subsidiaries to Holding Company. Detroit Edison will retain its other subsidiaries.


                         FIGURE 1: PRESENT STRUCTURE

                           _______________________
                          |                       |
                          |    DETROIT EDISON     |
                          |_______________________|
                                      |
 _____________________________________|_______________________________________
|                         |                       |                           |
|   Utility Subsidiaries  |                       |  Non-Utility Subsidiaries |
|_________________________|                       |___________________________|



                         FIGURE 2: PROPOSED STRUCTURE

                           _______________________
                          |                       |
                          |    HOLDING COMPANY    |
                          |_______________________|
                                      |
 _____________________________________|_______________________________________
|                         |                       |                           |
|     Detroit Edison      |                       |  Non-Utility Subsidiaries |
|_________________________|                       |___________________________|
             |
 ____________|____________
|                         |
|  Utility Subsidiaries   |
|_________________________|


EXCHANGE OF CERTIFICATES

     It will not be necessary for shareholders to turn in their certificates for Detroit Edison Common Stock in exchange for certificates for Holding Company Common Stock. The certificates which presently represent outstanding shares of Detroit Edison Common Stock will automatically represent shares of Holding Company Common Stock following the effectiveness of the Exchange. New certificates bearing the name of Holding Company will be issued after the Exchange in the future, if, and as, certificates for shares of Detroit Edison Common Stock outstanding immediately prior to the Exchange are presented for exchange or transfer.

DIVIDEND REINVESTMENT PLAN

     Detroit Edison Common Stock held under the Detroit Edison Dividend Reinvestment Plan (including uncertificated whole and fractional shares) will be exchanged automatically for shares of Holding Company Common Stock as of the effective time of the Exchange. Holding Company will establish a dividend reinvestment plan providing for participation and other features at least as favorable as the Detroit Edison Dividend Reinvestment Plan.

STOCK EXCHANGE LISTINGS

     Holding Company will apply to list its Common Stock on the New York and Chicago Stock Exchanges. It is expected that such listings will become effective at the effective time of the Exchange, subject to the rules of such Stock Exchanges. See "Item 2. Corporate Restructuring Proposal -- Listing of Holding Company Common Stock." Holding Company reserves the right to terminate its listing on any exchange in the future, upon notice to shareholders, in compliance with its listing agreements.

DIVIDEND POLICY

     Dividends on Holding Company Common Stock will depend primarily on the earnings, financial condition and capital requirements of Detroit Edison, and its ability to pay dividends on the Detroit Edison Common Stock owned by Holding Company. It is currently contemplated that Holding Company will initially pay quarterly dividends on Holding Company Common Stock at least equal to the rate, and on approximately the same schedule, as dividends most recently declared on Detroit Edison Common Stock. See "Item 2. Corporate Restructuring Proposal -- Dividend Policy."

REASONS FOR THE RESTRUCTURING

     The management and the Board of Directors of Detroit Edison unanimously believe that the proposed restructuring is beneficial because it will provide greater financial flexibility to develop and operate new businesses in an increasingly competitive business environment. It will also offer a mechanism for better defining and separating the utility and non-utility businesses and for protecting the utility business and utility customers from the risks involved in non-utility ventures. See "Item 2. Corporate Restructuring Proposal
- -- Reasons for the Restructuring." THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE CORPORATE RESTRUCTURING PROPOSAL.

CERTAIN CONSIDERATIONS

     Certain factors which should be considered in determining whether or not to vote to approve the Exchange Agreement are discussed under "Item 2. Corporate Restructuring Proposal -- Certain Considerations."

VOTE REQUIRED

     Only holders of Detroit Edison Common Stock and Detroit Edison Preferred Stock at 5:00 P.M. Detroit time on February 24, 1995 (the "Record Date") will be entitled to receive notice of the Annual Meeting. Only holders of shares of Detroit Edison Common Stock on the Record Date will be entitled to vote at the Annual Meeting to consider approval of the Exchange Agreement pursuant to which the restructuring proposal will be consummated. As of February 24, 1995, there
were         shares of Detroit Edison Common Stock outstanding. The affirmative votes of the holders of a majority of the outstanding shares of Detroit Edison Common Stock are required to approve the Exchange Agreement. See "Item 2. Corporate Restructuring Proposal -- Vote Required."

REGULATORY APPROVALS

     Applications for approval of the restructuring have been filed with the Federal Energy Regulatory Commission ("FERC") under the Federal Power Act and the Nuclear Regulatory Commission ("NRC") under the Atomic Energy Act. No approvals are required under the Public Utility Holding Company Act of 1935 (the "Holding Company Act") or from the Michigan Public Service Commission ("MPSC") under applicable Michigan law. Following the Exchange, Holding Company will qualify for an exemption from registration under the Holding Company Act. See "Item 2. Corporate Restructuring Proposal -- Required Regulatory Approvals."

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     It is intended that the exchange of Detroit Edison Common Stock solely for Holding Company Common Stock in the Exchange will not be taxable under Federal income tax laws, and it is a condition for the Exchange to become effective that Detroit Edison receive either an opinion of counsel or a ruling from the Internal Revenue Service satisfactory to the Detroit Edison Board of Directors with respect to the Federal income tax consequences of the Exchange. Detroit Edison does not expect to apply for such a ruling because it has received an opinion of Jones, Day, Reavis & Pogue, counsel to Detroit Edison, with respect to certain Federal income tax consequences of the Exchange. See "Item 2. Corporate Restructuring Proposal -- Certain Federal Income Tax Consequences."

STATUTORY APPRAISAL RIGHTS INAPPLICABLE

     No holders of Detroit Edison Common Stock, Detroit Edison Preferred Stock or Detroit Edison Preference Stock have the right to dissent from consummation of the Exchange or to receive dissenters' appraisal rights in connection with the Exchange. See "Item 2. Corporate Restructuring Proposal -- Statutory Appraisal Rights Inapplicable."

                                  INTRODUCTION

     The Proxy Statement forming a part hereof is furnished in connection with the solicitation by the Board of Directors of Detroit Edison of proxies for use at the Detroit Edison Annual Meeting of Common Stock Shareholders to be held on April 24, 1995 (the "Annual Meeting"). If the enclosed proxy card is executed and returned, it will be voted as specified on such proxy card. If the proxy card is executed and returned but no specification is made on the proxy card as to any proposal, the shares represented by the proxy will be voted FOR the election of directors and FOR Proposals 2, 3, and 4.

     It is the policy of Detroit Edison that any proxy, ballot or other voting material that identifies the particular vote of a shareholder will be kept confidential except in the event of a contested proxy solicitation or as may be required by law. Detroit Edison may be informed whether or not a particular shareholder has voted and will have access to any comment written on a proxy card, ballot or other material. Under the policy, the inspectors of election at any meeting will be outside parties.

     You may revoke your proxy by a written request or by a subsequently dated proxy card, which, in either case, must be received by the Corporate Secretary of Detroit Edison before the Annual Meeting, or by voting in person at the Annual Meeting.

     The holders of Detroit Edison Common Stock, the only security of the Company entitled to vote at the meeting, are entitled to one vote for each share of such stock held, whether of record or in any account under the Detroit Edison's Dividend Reinvestment Plan or the Savings and Investment Plans, on the Record Date. Record shares and Dividend Reinvestment Plan shares are combined in a single proxy card. A majority of the shares of outstanding Detroit Edison Common Stock present in person or represented by proxy will constitute a quorum.

     An Annual Report of Detroit Edison for the calendar year 1994 was mailed on or about March 7, 1995 to all Detroit Edison shareholders of record on the Record Date.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL DIRECTOR NOMINEES NAMED IN
ITEM 1, FOR APPROVAL OF THE EXCHANGE AGREEMENT AS DISCUSSED IN ITEM 2, FOR APPROVAL OF THE LONG-TERM INCENTIVE PLAN AS DISCUSSED IN ITEM 3, AND FOR APPOINTMENT OF DELOITTE & TOUCHE LLP AS INDEPENDENT ACCOUNTANTS AS DISCUSSED IN
ITEM 4.

                       ITEM 1. THE ELECTION OF DIRECTORS

     The Board of Directors of Detroit Edison is divided into three classes, with one class of directors elected each year for a three-year term. The terms of directors in one class expire in 1995. Two directors in the class have been nominated for re-election for terms expiring in 1998 and one person has been nominated to fill a vacancy. All of the nominees have consented to serve, if elected, and, except for the nominee to fill the vacancy, are presently members of the Board of Directors. Pursuant to the provisions of the Company's By-Laws, the Board of Directors has by resolution set the number of directors comprising the full Board, effective as of the date of the Annual Meeting, at thirteen.

     Proxies cannot be voted for more than three persons. It is the intention of the persons named in the enclosed proxy card, unless otherwise instructed by the shareholders, to vote for the nominees named below. If, for any reason, any of the nominees becomes unable or is unwilling to serve at the time of the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote for a substitute nominee or nominees. It is not anticipated that any nominee will be unavailable for election.

     Each holder of Detroit Edison Common Stock has the right, without prior notice to Detroit Edison, to cumulate votes for the election of directors by multiplying the number of votes to which such holder is entitled by the number of directors to be elected and casting all such votes for one candidate or distributing them among any two or more candidates. Any shareholder who may wish to withhold votes from one or more director or directors may do so by writing the name or names of such directors in the space provided on the proxy card for such purpose. Shareholders cannot vote for more than three directors. The election of each director requires the affirmative vote of the holders of a plurality of the shares of Detroit Edison Common

Stock voted. Broker non-votes will not be included in determining the number of votes cast in the election. A "withhold" from voting for a director is the equivalent of a "no" vote and will be included in determining the number of votes cast in the election of directors. Under Michigan law, only votes cast are counted and, with respect to the election of directors, abstentions have no effect.

The following sets forth information as to each nominee for election at this meeting and each director continuing in office.

        NOMINEES FOR ELECTION AT THIS MEETING TO TERMS EXPIRING IN 1998

                TERENCE E. ADDERLEY, 61, President and Chief Executive Officer, Kelly Services, Inc., Troy, Michigan--provider of temporary help, business services and assisted living (home care) services. Mr. Adderley has served in his present position since
[Photo]         1967. He has been a director of Detroit Edison since 1987. Mr.
                Adderley is also a director of Kelly Services, Inc.; NBD Bank, N.A. and NBD Bancorp, Inc. He received B.B.A. and M.B.A. degrees from the University of Michigan. Committees: Executive, Finance and Organization and Compensation.

                ANTHONY F. EARLEY, JR., 45, President and Chief Operating Officer, Detroit Edison. Mr. Earley has served in his present position since March 1, 1994. He previously served as President and Chief Operating Officer of the Long Island Lighting Company
[Photo] (LILCO), an electric and gas utility company serving Long Island, New York, from 1989 to 1994; and in various executive capacities at LILCO from 1985 to 1989. Before that, Mr. Earley was a partner in the law firm of Hunton & Williams and served as an officer in the United States Navy nuclear submarine program. He has been a director of Detroit Edison since March 1994. Mr. Earley is also a director of Mutual of America Capital Management Corporation. He received a B.S. degree in physics, an M.S. degree in engineering and a J.D. degree, all from the University of Notre Dame. Committee: Executive.

                [IDENTITY OF, AND INFORMATION REGARDING, ADDITIONAL NOMINEE TO COME]

                DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1996

                LILLIAN BAUDER, 55, President and Chief Executive Officer, Cranbrook Educational Community, Bloomfield Hills, Michigan. Dr. Bauder has served in her present position since 1984. She has
[Photo] been a director of Detroit Edison since 1986 and is also a director of Comerica Bank and Masco Corporation. Dr. Bauder received a B.A. degree from Douglass College and M.A. and Ph.D. degrees in sociology from the University of Michigan.
                Committees: Audit, Executive and Nuclear Review.

                DAVID BING, 51, Chairman of the Board, Bing Steel, Inc., Detroit, Michigan--a steel service center serving automobile manufacturers, steel fabricators, construction subcontractors and the farm implement and appliance industries. Mr. Bing has
[Photo] served in his present position since 1986 and previously served as President. He is also Chief Executive Officer of Superb Manufacturing, Inc., a metal stamping company. Mr. Bing played professional basketball for 12 years and continues to serve the community as advisor to many youth groups. He also serves as a director of a number of civic organizations. Mr. Bing has been a director of Detroit Edison since 1985. He received a B.A. degree from Syracuse University. Committees: Audit, Energy Resources Planning and Organization and Compensation.

                LARRY G. GARBERDING, 56, Executive Vice President and Chief Financial Officer, Detroit Edison. Mr. Garberding has served in his present position since 1990. He previously served as President of NICOR, Inc., a natural gas utility serving suburban
[Photo] Chicago, Illinois, from 1988 to 1990 and in various executive capacities at Tenneco Gas, Houston, Texas, from 1981 to 1987. Mr. Garberding has been a director of Detroit Edison since 1990. He received a B.S. degree in industrial administration from Iowa State University. Committees: Executive and Finance.

                ALAN E. SCHWARTZ, 69, a Partner of the law firm of Honigman Miller Schwartz and Cohn, Detroit, Michigan. Mr. Schwartz has been a director of Detroit Edison since 1969. He is also a director of Comerica Incorporated; Core Industries, Inc.;
[Photo] Handleman Company; Howell Industries, Inc.; Pulte Corporation and Unisys Corporation. Mr. Schwartz received a B.A. degree from the University of Michigan and a law degree from Harvard Law School. Committees: Executive, Finance, Nominating and Organization and Compensation.

                WILLIAM WEGNER, 69, Consultant; owner of W-Squared, Inc.--a consulting firm engaged in providing services to nuclear utility companies. Mr. Wegner has been a nuclear consultant since 1979. From 1964 to 1979 he served as Admiral Rickover's Deputy
[Photo]         Director. In addition to his work in the nuclear field, Mr.
                Wegner operates a fine arts bronze foundry in Fredericksburg, Virginia. Mr. Wegner has been a director of Detroit Edison since 1990. He graduated from the U.S. Naval Academy, received master's degrees in naval architecture and marine engineering from the Webb Institute of Naval Architecture and a master's degree in nuclear engineering from the Massachusetts Institute of Technology. Committees: Energy Resources Planning and
                Nuclear Review.

                DIRECTORS WHOSE PRESENT TERMS CONTINUE UNTIL 1997

                THEODORE S. LEIPPRANDT, 61, Marketing Specialist, Cooperative Elevator Company, Pigeon, Michigan--handling export and domestic marketing of dry beans in the Thumb area for the farming industry. Mr. Leipprandt has served the Cooperative in various
[Photo] positions since 1958. He is a past president of the Michigan Grain and Agri-Dealers Association and has been a member of the Michigan 4-H Foundation Board of Trustees since 1984, serving two years as its president. Mr. Leipprandt is a past District Governor of Rotary International, having served in that capacity in 1990 and 1991. In addition, he is a director of the East Central Michigan Farm Credit Services and serves on the boards of a variety of civic organizations and his church. Mr. Leipprandt has been a director of Detroit Edison since
                1990. He received a B.S. degree in animal science from Michigan State University. Committees: Audit, Energy Resources Planning and Nuclear Review.

                JOHN E. LOBBIA, 53, Chairman of the Board and Chief Executive Officer, Detroit Edison. Mr. Lobbia has served in his present position since 1990. He previously served as President and Chief Operating Officer from 1988 to 1994. Mr. Lobbia has been a
[Photo] director of Detroit Edison since 1988. He is also a director of Flint Ink Corporation; NBD Bank, N.A.; NBD Bancorp, Inc. and the Rouge Steel Company, as well as a director and trustee of a number of community and professional organizations. Mr. Lobbia received a B.S. degree in electrical engineering from the University of Detroit. Committee: Executive.

                PATRICIA S. LONGE, 61, Economist; Senior Partner, The Longe Company, Naples, Florida--an economic consulting and investment firm. Dr. Longe has served in her present position since 1981. She was a professor of Business Administration at the University of Michigan from 1973 to 1986. Dr. Longe has been a director of
[Photo] Detroit Edison since 1973. She is also a director of Jacobson Stores, Inc.; The Kroger Company; Comerica Incorporated; Comerica Bank & Trust, F.S.B. and The Warner-Lambert Company. Dr. Longe received B.S. and M.B.A. degrees from the University of Detroit and a Ph.D. degree in economics from Wayne State University. Committees: Audit, Finance, Nominating and Nuclear Review.

                EUGENE A. MILLER, 57, Chairman of the Board and Chief Executive Officer, Comerica Incorporated and Comerica Bank, Detroit, Michigan. Mr. Miller served as Chairman of the Board, President and Chief Executive Officer of Comerica Incorporated and Comerica Bank prior to the merger of Comerica Incorporated and
[Photo] Manufacturers National Corporation in 1992. He has been a director of Detroit Edison since 1989. Mr. Miller also serves as a director or trustee of a number of community and professional organizations. He received a B.B.A. degree from the Detroit Institute of Technology. Committees: Finance, Nominating and Organization and Compensation.

                DEAN E. RICHARDSON, 67, retired Chairman of the Board, Manufacturers National Corporation, Detroit, Michigan. Prior to his retirement in 1990, Mr. Richardson served in the above position since 1973. He has been a director of Detroit Edison
[Photo] since 1977. Mr. Richardson is also a director of the Automobile Club of Michigan, Ford Holdings, Inc., and Tecumseh Products Company. He received a B.A. degree from Michigan State University and an LL.B. degree from the University of Michigan.
                Committees: Audit, Executive, Finance and Organization and Compensation.

                     DIRECTORS NOT STANDING FOR RE-ELECTION

MESSRS. WENDELL W. ANDERSON, JR. and WALTER J. MCCARTHY, JR. have reached mandatory retirement age and are not standing for re-election. Detroit Edison expresses its appreciation to Messrs. Anderson and McCarthy for their contributions during their years of dedicated service as directors of Detroit Edison.

              [PHOTO]                                      [PHOTO]

     Wendell W. Anderson, Jr.                      Walter J. McCarthy, Jr.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                                                            SHARES OF STOCK
                                                                          OWNED BENEFICIALLY
                  DIRECTOR/EXECUTIVE OFFICER            CLASS OF STOCK    MARCH 1, 1995(1)(2)
          -------------------------------------------   --------------    -------------------
          Terence E. Adderley........................       Common
          Frank E. Agosti............................       Common                     (3)
                                                          Preferred
          Wendell W. Anderson, Jr....................       Common
          Lillian Bauder.............................       Common
          David Bing.................................       Common
          Anthony F. Earley, Jr......................       Common
          Larry G. Garberding........................       Common                     (3)
          Douglas R. Gipson..........................       Common                     (3)
          Theodore S. Leipprandt.....................       Common
          John E. Lobbia.............................       Common                     (3)
          Patricia S. Longe..........................       Common
          Walter J. McCarthy, Jr.....................       Common
          Eugene A. Miller...........................       Common
          Dean E. Richardson.........................       Common
          Alan E. Schwartz...........................       Common
          William Wegner.............................       Common
          Directors and executive officers as a group
            (24 persons).............................       Common                     (3)
                                                             and
                                                          Preferred

- -------------------------
     (1) Directors and officers owned not more than 1 percent individually and in the aggregate of any class of the Company's outstanding stock. Voting power and investment power in many instances are shared with a joint tenant, generally a spouse.
     (2) Does not include         shares held by spouse or other family member
         in which the director or officer disclaims any beneficial ownership interest.
     (3) Includes shares held in the Savings and Investment Plan as of December 31, 1994.

THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     Directors of Detroit Edison are paid an annual retainer of $18,000 and $750 for attending a meeting of the Board or Board committees or other Company-related meetings. Directors who serve as chairs of Board committees are paid an additional annual retainer of $2,000. Directors who are also officers of the Company receive no payment for service as a director. Reimbursement is made for out-of-pocket expenses incurred by any director to attend meetings. Directors may elect to defer the receipt of all or any part of their annual retainer and meeting fees for payment in the future, with interest accrued monthly at the 5-year U.S. Treasury Bond rate.

     Non-employe directors with a minimum of five years of Board service are eligible to participate in a retirement plan. The plan provides for a monthly retirement payment for the number of months that an eligible director served on the Board in the amount of one-twelfth of the annual retainer in effect at the time of retirement.

     During the year 1994 there were 11 meetings of the Board of Directors and 36 meetings of the various committees of the Board. All directors attended at least 90 percent of the meetings held during 1994.

     The Board of Directors of Detroit Edison has established seven standing committees (Audit, Energy Resources Planning, Executive, Finance, Nominating, Nuclear Review and Organization and Compensation), the members of which are identified on the preceding pages. With the exception of the Executive Committee, which has authority to act on most matters when the Board of Directors is not in session, such committees act in an advisory capacity to the full Board of Directors. All committees report to the full Board of Directors with respect to matters considered at each committee meeting held.

     The principal functions of the Audit Committee are to review the scope of the annual audit and the annual audit report of the independent accountants, recommend the firm of independent accountants to perform such audits, consider non-audit functions proposed to be performed by the independent accountants, review the functions performed by the internal audit staff, ascertain whether the recommendations of auditors are satisfactorily implemented and recommend such special studies or actions which the Committee deems desirable. During 1994, three meetings of the Audit Committee were held.

     The principal functions of the Nominating Committee are to consider the organizational structure of the Board of Directors and to assist the full Board in the selection of the nominees for the Board of Directors. In the selection of nominees for the Board of Directors, the Committee will consider any nominee recommended by a shareholder if the recommendation is made in writing and includes (i) the qualifications of the proposed nominee to serve on the Board of Directors, (ii) the principal occupations and employment of the proposed nominee during the past five years, (iii) each directorship currently held by the proposed nominee and (iv) a statement from the proposed nominee that he or she has consented to the submission of the recommendation. Recommendations should be addressed to the Corporate Secretary of the Company at its principal business address. Two meetings of the Nominating Committee were held during 1994.

     The Organization and Compensation Committee is comprised of six outside directors. The Committee reviews recommendations and approves, subject to full Board agreement, the compensation of those executives who are at the level of vice president or higher. The Committee also assists in the selection of officers to assure that successors for each office are provided for and selected. Seven meetings of the Organization and Compensation Committee were held during 1994.

     The Nuclear Review Committee provides non-management oversight and review of Fermi-2, focusing on matters such as staffing, personnel selection, training and retention, adequacy of funding, internal performance review and internal safety review. During 1994, nineteen meetings of the Nuclear Review Committee were held.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

OVERALL POLICY

     The Company's executive compensation program is designed to align compensation with the achievement of corporate goals. To this end, the Company has developed an overall compensation plan that rewards executives for the enhancement of shareholder and customer value and supports performance-oriented behavior. The overall objectives of this compensation strategy are to motivate key executives to achieve the corporate goals, to link executive and shareholder interests, to attract and retain key executives and to provide a compensation package that recognizes individual contributions to corporate performance.

ORGANIZATION AND COMPENSATION COMMITTEE

     The Organization and Compensation Committee ("Committee") of the Board of Directors is comprised of six outside directors. The Committee reviews recommendations and approves, subject to Board agreement, the compensation of those executives who are at the level of vice president or higher, including the individuals whose compensation is detailed in this proxy statement. The Committee has retained an independent consultant to review the Company's executive compensation program.

     The Committee reviews the Company's executive compensation program annually. This review includes comparing the Company's executive compensation, business performance and total shareholder return to several groups of electric utilities. For purposes of comparing shareholder return, the Committee believes that the appropriate group is the 48 Dow Jones Electric Utilities Companies
(DJEU) since shareholder return information is available for all of these companies. However, the Committee believes the appropriate group for the purpose of total compensation comparisons is not the utilities included in the Dow Jones Electric Utility

Index, but rather a group of utilities selected on the basis of revenues generated, availability of compensation information, financial performance and geographic area (the "Comparative Market"). The companies in this group may change from year to year, based on the above factors. It is the Committee's intent that total compensation be competitive with the Comparative Market taking into account the Company's relative performance.

     The key elements of the Company's executive compensation program for the years 1992 and 1993 were base salary and the Shareholder Value Improvement Plan. As discussed below, in 1994 a lump sum payment in lieu of a base salary adjustment was made. The Committee's policies with respect to each of these elements, including the basis for the compensation awarded to Mr. Lobbia, the Company's chief executive officer, are discussed below.

BASE SALARIES AND LUMP SUM AWARDS

     Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience and performance of the individual. Reference is also made to the competition for executive talent, including a comparison to comparable positions at other utility companies in the Comparative Market.

     Annual increases in each officer's base salary, if any, are determined by considering the market position of the salary and by evaluating the performance of the Company and of each executive officer. In reviewing Company performance, no specific performance target is used, but rather, a subjective judgment is used. In reviewing the individual performance of the officers at the level of vice president or higher, the Committee takes into account Mr. Lobbia's evaluation of such officers' performance. This evaluation is based in part on the attainment of the officers' individual objectives established for the year. Three of the executive officer's salaries were below and two were approximately at the Competitive Market median.

     In 1994, the Company awarded lump sum awards in lieu of base salary adjustments for all employes, including the named executive officers, except for Mr. Earley who joined the Company on March 1, 1994. The amounts shown in Column
(c) Salary, include both the base salary and the lump sum award, if any.

     With respect to the lump sum award granted to Mr. Lobbia in 1994, the Committee took into account the factors discussed above. Mr. Lobbia's base salary for 1993 was below the median of the Comparative Market. Mr. Lobbia's
base salary remained at $          for 1994 and he received a lump sum award of
$          for a total of $          which was below the median of the
Comparative Market.

SHAREHOLDER VALUE IMPROVEMENT PLAN ("SVIP")

     All non-union represented employes of the Company, including executive officers, are eligible for the Company's SVIP. The measures for the SVIP are common for all participants. Each measure is assigned a weight to indicate its relative importance. Each measure has three levels, the attainment of which results in different levels of awards, and a fourth level, which results in no payout for that measure. The maximum award levels available to employes increase with increasing levels of responsibility to put a greater percentage of compensation at risk for those more senior employes. In the case of Mr. Lobbia, the award which could be earned ranged from 0 percent to 40 percent of base salary. The other executive officers could earn awards ranging from 0 percent to 30 percent of base salary. For 1994, the SVIP measures were changed to more directly measure improvements in shareholder value. There are two categories of SVIP measures, the current year shareholder value measure and the customer value measure. The current year shareholder value measure is the total shareholder return (measured by stock price and dividends) compared to the 48 DJEU companies. For an award to be made under this measure, the total shareholder return must be positive and above the median of the DJEU companies. If the total shareholder return is below the median but at least 10 percent, an award is made at Level 3. This measure is weighted at 50 percent.

     The customer satisfaction measures in the aggregate are also weighted at 50 percent. These measures, which support long-term shareholder value, include residential customer satisfaction (based on a survey by an outside entity), industrial safety; operation, maintenance and capital expenditures; and the cost of producing fossil generation and purchasing power for sale to our customers. In aggregate, the performance in each of the
five measures resulted in a 1994 SVIP award to Mr. Lobbia of $          or 6.5
percent of his 1994 salary; to Mr. Earley of $          or 5 percent of his 1994
salary; to Mr. Garberding of $          or 5 percent of his 1994 salary; to Mr.
Agosti of $          or 5 percent of his 1994 salary; and to Mr. Gipson of
$          or 5 percent of his 1994 salary.

     The awards earned in 1994 were paid in cash. For 1992 and 1993, one-half of the total award for executive officers and other members of management was paid in cash. Payment of the remaining one-half of the total was deferred. A record of this amount is maintained in an unfunded, unsecured account on behalf of the participant for three years. The amount appreciates or depreciates based on the market value of the Company's Common Stock plus imputed dividends. The value of the deferred award will be distributed as a cash payment after the end of three years.

     The amounts awarded under the 1992, 1993 and 1994 SVIP programs for the five named officers are shown on the Summary Compensation Table in Column D "Bonus".

ORGANIZATION AND COMPENSATION COMMITTEE:

Wendell W. Anderson, Jr., Chairman
Terence E. Adderley, Vice Chairman
David Bing
Eugene A. Miller
Dean E. Richardson
Alan E. Schwartz

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL
                                                                 COMPENSATION($)             ($)
                                                               --------------------       ALL OTHER
        NAME AND PRINCIPAL POSITION IN 1994            YEAR     SALARY     BONUS(1)    COMPENSATION(3)
- ----------------------------------------------------   ----    --------    --------    ---------------
                        (A)                            (B)       (C)         (D)             (I)
John E. Lobbia......................................   1994
  Chairman of the Board and                            1993
  Chief Executive Officer                              1992
Anthony F. Earley, Jr...............................   1994
  President and Chief Operating Officer(2)
Larry G. Garberding.................................   1994
  Executive Vice President and                         1993
  Chief Financial Officer                              1992
Frank E. Agosti.....................................   1994
  Senior Vice President -- Power Supply                1993
                                                       1992
Douglas R. Gipson...................................   1994
  Senior Vice President -- Nuclear Generation          1993
                                                       1992

- -------------------------
(1) Includes cash and deferred awards under SVIP for the years shown.

(2) Mr. Earley joined the Company on March 1, 1994.

(3) Includes contributions by the Company to the Employes' Savings Plan ("ESP"). Under the ESP, which is a qualified, defined contribution plan, the Company makes matching contributions periodically on behalf of the participants in the amount of 50 percent of each such participant's contributions. These matching contributions are limited to 4 percent of a participant's salary, up to $150,000 for 1994. Prior to April, 1994, the matching contributions were limited to 3 percent of a participant's salary. For 1994, Messrs. Lobbia, Earley, Garberding, Agosti, and Gipson's, Company matching ESP
    contributions were $          , $          , $          , $          , and
    $          , respectively.

     Also includes amounts matched by the Company pursuant to the Savings Reparation Plan ("SRP") which provides that up to 10 percent of compensation in excess of $150,000 may be deferred. Matching contributions are limited to 4 percent of the salary in excess of this amount and the value of the account will appreciate or depreciate based on the market value of the Company's Common Stock plus imputed dividends. Prior to July, 1994, the matching contributions were limited to 3 percent of a participant's salary. Assets in the SRP are paid to participants upon termination of employment. For 1994, Messrs. Lobbia,
Garberding, Agosti and Gipson's matching SRP contributions were $          ;
$          ; $          and $          , respectively. Mr. Earley did not
qualify for this plan in 1994.

     Also includes deferred awards of $          , $          and $          for
the years 1992, 1993 and 1994, respectively, for Mr. Agosti under the Key Employe Deferred Compensation Plan ("KEDCP") a defined contribution plan, which is one of two supplemental retirement plans, for specified employes. Under the terms of the KEDCP, Mr. Agosti is eligible to receive an annual deferred compensation award of not in excess of 1 percent of regular compensation (including employe contributions to the ESP and the SRP, but not including incentive awards). KEDCP awards are payable for 15 years after retirement and reflect the 1992, 1993 and 1994 awards of 1 percent for each of the 15 years subsequent to a participant's retirement.

                              PENSION PLANS TABLE

          AVERAGE                                             YEARS OF BENEFIT SERVICE
           FINAL               --------------------------------------------------------------------------------------
        COMPENSATION             5         10        15        20        25        30        35        40        45
- ----------------------------   ------    ------    ------    ------    ------    ------    ------    ------    ------


- -------------------------
Note: The above includes benefits payable directly by the Company when total annual benefits exceed the benefits payable under the Retirement Plan and covered compensation exceeds $150,000. The amounts displayed above for five years of benefit service do not include a benefit from the Management Supplemental Benefit Plan since the plan has a ten-year service requirement.

     Compensation used to calculate the benefits in the Pension Plans Table utilized only salaries shown in the Salary column of the Summary Compensation Table. The plans require certain years of service before benefits under the plans vest with the individual. Under all plans, Messrs. Lobbia, Earley, Garberding, Agosti, and Gipson have 31, 1, 5, 37, and 7 actual years of service, respectively. Messrs. Earley, Garberding and Gipson have 15, 25 and 14 years, respectively, of additional awarded service for the purpose of calculating benefits under the Management Supplemental Benefit Plan (MSBP). Mr. Earley's eligibility for the additional awarded service is subject to his meeting the eligibility requirements of the MSBP. Mr. Garberding's eligibility for the additional awarded service is subject to his remaining with the Company a specified number of years. The benefits are calculated based upon age, years of service (actual and awarded), final average compensation, management position at retirement and payment option selected. Such benefits are not subject to any deductions for Social Security benefits or other offset amounts.

EMPLOYMENT CONTRACTS

     The Company has employment contracts with Messrs. Earley and Garberding. Mr. Earley received a lump sum upon joining the Company, which is included in Column (c) Salary, in the Compensation Table. Under certain circumstances, if Mr. Earley leaves the Company, he would be allowed a six-month paid leave of absence and would receive a lump sum equal to his annual salary. The contract also provides retirement benefits calculated based upon the Retirement Plan as if he had become vested under the Retirement Plan. Mr. Garberding's contract provides certain benefits for retiree health and life insurance and dependent life insurance available to all employes who satisfy certain length of service requirements, which length of service requirements Mr. Garberding cannot achieve due to mandatory retirement.

                               PERFORMANCE GRAPH

                                                 DOW JONES 48
      MEASUREMENT PERIOD            DETROIT        ELECTRIC
    (FISCAL YEAR COVERED)           EDISON         UTILITIES        S&P 500
1989                                    100.00          100.00          100.00
1990                                    116.93          102.01           98.90
1991                                    153.01          132.22          126.42
1992                                    153.07          141.28          136.05
1993                                    148.66          157.77          149.76
1994                                    142.48          138.34          151.74

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Comerica Bank, of which Eugene A. Miller is Chairman and Chief Executive Officer, engaged in banking business with the Company during 1994.

     The law firm of Honigman Miller Schwartz and Cohn, of which Alan E. Schwartz is a Partner, was retained by the Company during 1994 for professional services.

                    ITEM 2. CORPORATE RESTRUCTURING PROPOSAL

INTRODUCTION

     The management and the Board of Directors of Detroit Edison unanimously believe it is in the best interest of Detroit Edison and its shareholders to change the corporate structure of Detroit Edison so that it will become a separate subsidiary of a new parent holding company, with the present holders of Detroit Edison Common Stock becoming the holders of the common stock of the new parent.

     To carry out such restructuring, Detroit Edison has caused to be incorporated a new Michigan corporation, Holding Company, which has a nominal amount of stock outstanding and no present business or properties of its own. All of the currently outstanding shares of Holding Company Common Stock are presently owned by Detroit Edison.

     Detroit Edison and Holding Company have approved the Exchange Agreement under which, subject to shareholder and regulatory approvals and the satisfaction or waiver of certain conditions, Detroit Edison will become a subsidiary of Holding Company through the exchange of the outstanding shares of Detroit Edison Common Stock on a share-for-share basis for Holding Company Common Stock. A copy of the Exchange Agreement, in substantially the form in which it will be executed upon receipt of all necessary approvals, is attached to this Prospectus and Proxy Statement as Exhibit A and is incorporated herein by reference.

     It is intended that the restructuring will not have any adverse Federal income tax consequences to the current holders of Detroit Edison Common Stock, Detroit Edison Preferred Stock or Detroit Edison Preference Stock. See "Certain Federal Income Tax Consequences."

VOTE REQUIRED

     Under Michigan law, the affirmative votes of the holders of a majority of the outstanding shares of Detroit Edison Common Stock are required to approve the Exchange Agreement. Because the requirement for this proposal is a majority of outstanding shares, broker non-votes and abstentions will have the effect of a "no" vote. Holders of Detroit Edison Preferred Stock are entitled to receive notice of the proposed Exchange Agreement, but are not entitled to vote on the matter. No Detroit Edison Preference Stock is outstanding.

REASONS FOR THE RESTRUCTURING

     General. The primary purpose of Detroit Edison's proposed restructuring into a holding company system is to provide greater financial flexibility to develop and operate new businesses in an increasingly competitive business environment. It will also offer a mechanism for better defining and separating the utility and non-utility businesses and for protecting the utility business and utility customers from the risk involved in non-utility ventures.

     Flexibility. As described under "Transfer of Detroit Edison Assets to Holding Company," the current non-utility subsidiaries of Detroit Edison will be transferred to and become subsidiaries of Holding Company after the restructuring is completed. In addition, Holding Company may establish additional subsidiaries to engage in new non-utility businesses. Management expects that non-utility activities will continue to be energy-related in markets in which management is familiar and in which it has expertise. Initially, it is expected that the landfill gas recovery and energy-services businesses will be expanded. Under the holding company structure, the non-utility subsidiaries of Holding Company would have the flexibility to use various financing techniques suitable for non-utility businesses, without any impact on the capital structure or credit of Detroit Edison. Such non-utility businesses could pursue business opportunities which potentially could enhance the financial strength and operating results of Holding Company.

     Financing of Detroit Edison's activities is subject to approval of the Michigan Public Service Commission (the "MPSC") and the FERC. Financing of the activities of non-utility subsidiaries of Holding Company will not require MPSC or FERC approval, which will increase financing flexibility. In addition, the capital structure of each non-utility subsidiary may be appropriately tailored to suit its individual business.

     Separation. The Detroit Edison holding company system will clearly separate its electric utility business from the non-utility businesses of other Holding Company subsidiaries. Operating management of Detroit Edison will continue to maintain its focus on meeting its public utility responsibilities and meeting its mission "to increase shareholder value by providing superior customer value." The separation of utility and non-utility activities will (i) facilitate the allocation of expenses, (ii) protect Detroit Edison from any adverse effects of non-utility operations, (iii) facilitate the regulation of the Detroit Edison utility operations by the MPSC, FERC and NRC and (iv) permit the Detroit Edison capital structure to be managed efficiently.

     Competition. The demand for electricity provided by Detroit Edison and other utility companies is becoming increasingly affected adversely by competition from non-utility entities which seek to provide energy services to users of large quantities of electricity, such as educational, health care and governmental institutions, as well as industrial, commercial and wholesale customers. Consequently, Detroit Edison proposes to create a holding company which could create subsidiaries to compete with non-utility businesses, including unregulated subsidiaries of other public utility holding companies, to provide unregulated energy and other services and products to Detroit Edison customers and others. Some of these activities could reduce energy costs for large users of electricity and thereby make it less attractive for them to obtain electricity from other sources, or to switch from using electricity to natural gas or another form of energy.

     Existing Utility Business. The Detroit Edison electric utility business is expected to constitute the predominant part of Holding Company's earning power for the foreseeable future. Detroit Edison operations will continue to be subject to the jurisdiction of the MPSC, FERC and NRC; operations will be conducted with the same assets and the same management. The management and Board of Directors of Detroit Edison believe that the restructuring will have no adverse effect on Detroit Edison, its customers or the holders of Detroit Edison Preferred Stock, Detroit Edison first mortgage bonds and other debt securities, or Detroit Edison Common Stock, which will be exchanged for Holding Company Common Stock in the Exchange.

CERTAIN CONSIDERATIONS

     Detroit Edison currently has a number of direct or indirect non-utility subsidiaries engaged in real estate development, engineering services, energy services and production, landfill gas production and other energy-related services. It is anticipated that Detroit Edison will transfer these subsidiaries, which are not regulated by state or federal agencies that regulate public utilities, to Holding Company sometime after the Exchange. Detroit Edison currently intends to retain certain other subsidiaries, including a subsidiary which operates a coal transshipment facility.

     It is the current intention of Holding Company for the non-utility subsidiaries to engage only in energy-related businesses which will not be regulated by state or federal agencies which regulate public utilities. Such businesses may encounter competitive and other factors not previously experienced by Detroit Edison, and may have different, and perhaps greater, investment risks than those involved in the regulated electric utility business of Detroit Edison. There can be no assurance that such businesses will be successful or, if unsuccessful, that they will not have a direct or indirect adverse effect on Holding Company. Any losses incurred by such businesses will not be recoverable in utility rates of Detroit Edison.

     The unregulated businesses of the non-utility subsidiaries are expected for the foreseeable future to comprise an immaterial amount of the consolidated assets, and to provide an immaterial amount of the consolidated revenues, of Holding Company because Detroit Edison currently has approximately $11 billion of assets and more than $3.5 billion of annual revenues.

     Holding Company will obtain funds to invest in non-utility subsidiaries from dividends Holding Company receives on its Detroit Edison Common Stock, borrowings by Holding Company or the non-utility subsidiaries and any dividends it may in the future receive from any earnings of non-utility subsidiaries, although there can be no assurance that non-utility subsidiaries will have any earnings or pay any dividends to Holding Company in the foreseeable future.

EXCHANGE AGREEMENT

     The Exchange Agreement has been unanimously approved by the Boards of Directors of Detroit Edison and Holding Company subject to its approval by the holders of the outstanding Detroit Edison Common Stock as described under "Vote Required." In the Exchange,

          (1) each share of Detroit Edison Common Stock outstanding immediately prior to the effective time of the Exchange will be exchanged for one new share of Holding Company Common Stock;

          (2) each outstanding share of Detroit Edison Preferred Stock will remain outstanding and unchanged (see "Treatment of Preferred and Preference Stock");

          (3) Holding Company shall become the owner and holder of each share of Detroit Edison Common Stock outstanding immediately prior to the effective time of the Exchange; and

          (4) the shares of Holding Company Common Stock presently held by Detroit Edison will be cancelled.

As a result, Detroit Edison will become a subsidiary of Holding Company, and all of the Holding Company Common Stock outstanding immediately after the Exchange will be owned by the holders of Detroit Edison Common Stock outstanding immediately prior to the Exchange. See Exhibit A.

     The Detroit Edison Preferred Stock, general and refunding mortgage bonds, and other debt of Detroit Edison will be unchanged and will continue to be outstanding securities and obligations of Detroit Edison after the Exchange. The Detroit Edison general and refunding mortgage bonds will continue to be secured by a mortgage lien on all properties of Detroit Edison which are currently subject to such lien. The Detroit Edison Restated Articles of Incorporation (the "Detroit Edison Articles") as then in effect will not be changed as a result of the Exchange.

REQUIRED REGULATORY APPROVALS

     Federal Power Act. The FERC has held that the transfer of common stock of a public utility company, such as Detroit Edison, from its existing shareholders to a holding company in a transaction such as the Exchange constitutes a transfer of the "ownership and control" of the facilities of such utility which is subject to FERC jurisdiction under the Federal Power Act ("FPA"), and is thus a "disposition of facilities" subject to FERC review and approval under Section 203 of the FPA. Detroit Edison has applied for such approval.

     Atomic Energy Act. A provision in the Atomic Energy Act requires NRC consent for the transfer of control of NRC licenses. The NRC Staff has in the past asserted that this provision applies to the creation of a holding company by an NRC licensed utility company in a transaction such as the Exchange. Detroit Edison holds NRC licenses, including an operating license for its nuclear generating station, and has applied for NRC approval under the Atomic Energy Act of the transfer of control of such licenses in the Exchange.

     Public Utility Holding Company Act of 1935. Detroit Edison is currently not subject to the Holding Company Act because it is not a "public utility holding company" as defined in that act. As a result of the Exchange, Holding Company will become such a public utility holding company under the Holding Company Act. Holding Company, however, expects to be exempt from all provisions of the Holding Company Act (except with respect to any future acquisitions of voting securities of other electric or gas utility companies), pursuant to the exemption provided by Section 3(a)(1) thereof. The basis for such exemption is that Holding Company and Detroit Edison are each organized and carry on their business substantially in Michigan, and that neither Detroit Edison nor Holding Company will derive any material part of its income from a utility company organized outside of Michigan. Holding Company will seek such Section 3(a)(1) exemption pursuant to annual filings made pursuant to SEC Regulation 250.2 under the Holding Company Act. See "Regulation of Holding Company."

     Michigan Public Utilities Acts. No prior MPSC approval of the Exchange is required under the Michigan Electric Transmission Act or the Michigan Public Utilities Securities Act. The MPSC will continue to have jurisdiction over Detroit Edison's rates, charges and conditions of service.

     Conditions. The Exchange is conditioned on the receipt of orders satisfactory to Detroit Edison and Holding Company from the FERC and the NRC in response to the applications described above and receipt of any other necessary regulatory approvals.

TRANSFER OF DETROIT EDISON ASSETS TO HOLDING COMPANY

     Detroit Edison intends to transfer to Holding Company, after the Exchange, the stock of the non-utility subsidiaries as a dividend on the Detroit Edison Common Stock held by Holding Company.

     Except for dividends or other distributions with respect to Detroit Edison Common Stock held by Holding Company, it is expected that Detroit Edison will not transfer at less than fair consideration any of its assets to Holding Company or any Holding Company subsidiaries. In general, under current law, transactions between Detroit Edison and any of its affiliates, including Holding Company, do not require the prior approval of the MPSC. Detroit Edison will develop accounting and other procedures to the extent determined to be necessary or appropriate to insure separation of utility and non-utility businesses.

DIVIDEND POLICY

     Holding Company does not now, nor will it after the Exchange, conduct directly any business operations from which it will derive any revenues. Holding Company plans to obtain funds for its own operations from dividends paid to Holding Company on the stock of its subsidiaries, and from sales of securities or debt incurred by Holding Company. Dividends on Holding Company Common Stock will initially depend upon the earnings, financial condition and capital requirements of Detroit Edison, and its ability to pay dividends on the Detroit Edison Common Stock owned by Holding Company. In addition, payment of dividends on the Detroit Edison Stock will continue to be subject to the rights of holders of Detroit Edison Preferred Stock and Detroit Edison Preference Stock with respect to dividends. The Detroit Edison Articles and mortgage indenture contain covenants which could, in the future, affect Detroit Edison's ability to pay cash dividends on, or acquire, Detroit Edison Common Stock. Such covenants will not be altered by the restructuring. As of December 31, 1994, none of the covenants operated to restrict Detroit Edison's Common Stock equity for payment of dividends, distributions, purchases or other acquisitions in respect of Detroit Edison Common Stock.

     It is currently contemplated that, subject to the rights, if any, of holders, if any, of the authorized preferred stock of Holding Company, Holding Company will pay quarterly dividends on Holding Company Common Stock at least equal to the rate, and on approximately the same schedule as, dividends have most recently been declared on Detroit Edison Common Stock. The quarterly dividend most recently declared by the Detroit Edison Board of Directors on
Detroit Edison Common Stock was $     per share payable April 15, 1995, to
holders of record of such stock on March   , 1995. The amount of dividends on
Detroit Edison Common Stock following the Exchange is expected to be greater than the amount of dividends on Holding Company Common Stock to the extent Holding Company needs funds to pay its expenses and to invest in its subsidiaries.

TREATMENT OF PREFERRED AND PREFERENCE STOCK

     Except as described under this caption, the Exchange and restructuring will not result in any change in the outstanding shares of Detroit Edison Preferred Stock or Detroit Edison Preference Stock. No Preference Stock is outstanding. The decision to have the Detroit Edison Preferred Stock continue as securities of Detroit Edison is based upon, among other factors, a desire not to alter or potentially alter the nature of the investment represented by such stock, as well as the need of Detroit Edison not to foreclose future issuances of Preferred Stock and Preference Stock to help meet its capital requirements. The electric utility operations of Detroit Edison presently constitute and are expected to continue to constitute, the predominant part of the consolidated assets and earning power of Holding Company. Accordingly, it is believed that the investment ratings of the Detroit Edison Preferred Stock will not be affected by the Exchange, and that such shares will retain their qualification for legal investment for certain investors by remaining as capital stock of Detroit

Edison. Detroit Edison Preferred Stock will continue to rank senior to Detroit Edison Common Stock as to dividends and as to assets of Detroit Edison upon any liquidation.

     The restructuring is not expected to affect adversely the holders of Detroit Edison Preferred Stock. However, the assets or earnings of the Holding Company subsidiaries (other than Detroit Edison) will not be of any potential benefit to the holders of such stock if the restructuring is consummated. See "Transfer of Detroit Edison Assets to Holding Company."

     After the Exchange, Detroit Edison will continue to be subject to the informational requirements of the 1934 Act. However, holders of Detroit Edison Preferred Stock and Detroit Edison Preference Stock, subject to requirements of any securities exchange on which such stock is listed, will not be entitled to receive annual reports, proxy statements or information statements except in those limited circumstances in which such shares are entitled to vote as a class on matters presented to shareholders under the Detroit Edison Articles and the Michigan Business Corporation Act. Holding Company will hold sufficient voting power to approve actions required to be taken by the combined vote of Detroit Edison Common Stock, Preferred Stock and Preference Stock.

     As of          , 1995, there were outstanding      shares of 5 1/2%
Preferred Stock which, as of such date, were convertible at the option of their
holders into an aggregate of      shares of Detroit Edison Common Stock. Under
the Detroit Edison Articles, the Exchange would not result in the 5 1/2% Preferred Stock being convertible into Holding Company Common Stock and Detroit Edison has determined, for the reasons stated in the first paragraph under this caption, that it would not be appropriate to provide for conversion into Holding Company Common Stock.

     The 5 1/2% Preferred Stock may be called for optional redemption at any time upon 30 days notice as provided in the Detroit Edison Articles at a price of $100 per share plus an amount equal to dividends accrued, if any, to the date of redemption. The last reported trading price per share of the 5 1/2% Preferred
Stock, as reported on the New York Stock Exchange on          , 1995, was
$     .

     Detroit Edison currently intends to, but will not be required to, redeem all outstanding 5 1/2% Preferred Stock prior to the effective time of the Exchange. If the restructuring plan is abandoned or cannot be consummated for any reason, Detroit Edison intends not to redeem the 5 1/2% Preferred Stock. Under the Detroit Edison Articles, Detroit Edison is required to give holders of the 5 1/2% Preferred Stock notice of the Exchange at least 20 days prior to the effective time of the Exchange.

     In the event the 5 1/2% Preferred Stock is not redeemed prior to the effective time of the Exchange it will, as described above, continue to be convertible into shares of Detroit Edison Common Stock after the Exchange. Immediately after the Exchange, Holding Company will own all the then outstanding shares of Detroit Edison Common Stock. Following the Exchange the Detroit Edison Common Stock will no longer be listed or traded on any stock exchange and there will be no other public market for any shares of Detroit Edison Common Stock into which the 5 1/2% Preferred Stock would be converted after the Exchange.

     The minority interest in Detroit Edison Common Stock which would be created by the conversion of shares of the 5 1/2% Preferred Stock into shares of Detroit Edison Common Stock after the effective time of the Exchange, would require Detroit Edison to pay to the holders of such shares of Detroit Edison Common Stock dividends at the same times and in the same amounts as Detroit Edison pays dividends to Holding Company on its shares of Detroit Edison Common Stock. The amount of dividends on Detroit Edison Common Stock following the Exchange is expected to be greater than the amount of dividends on Holding Company Common Stock to the extent Holding Company needs funds to pay its expenses and to invest in its subsidiaries.

     Shares of Detroit Edison Common Stock issued upon conversion of shares of the 5 1/2% Preferred Stock prior to the effective time of the Exchange will be exchanged in the Exchange for shares of Holding Company Common Stock, which will be listed and traded on the New York and Chicago Stock Exchanges.

AMENDMENT OR TERMINATION

     By mutual consent of their respective Boards of Directors, Detroit Edison and Holding Company may amend any of the terms of the Exchange Agreement at any time before or after its approval by their respective shareholders, but not after the time that the Certificate of Share Exchange (the "Certificate") is filed with the Corporation and Securities Bureau of the Michigan Department of Commerce (the "Bureau"), but no such amendment may, in the sole judgment of the Board of Directors of Detroit Edison, materially and adversely affect the rights of the Detroit Edison shareholders.

     The Exchange Agreement may be terminated and the Exchange abandoned at any time before or after the shareholders of Detroit Edison and Holding Company have approved the Exchange Agreement, but not after the time that the Certificate is filed with the Bureau, if the Board of Directors of Detroit Edison determines in its sole judgement that consummation of the Exchange would, for any reason, be inadvisable or not in the best interests of Detroit Edison or its shareholders.

STATUTORY APPRAISAL RIGHTS INAPPLICABLE

     Pursuant to Sections 703a and 762 of the Michigan Business Corporation Act ("Michigan Business Corporation Act"), a shareholder is generally granted the right to dissent from a share exchange if shareholder approval is required by statute for the share exchange, and such shareholder is entitled to vote on the share exchange. Section 762 of the Michigan Business Corporation Act, however, provides that dissenters' appraisal rights do not apply to holders of shares which, as of the applicable record date, are listed on a national securities exchange or held of record by at least 2,000 persons. Because the Detroit Edison Common Stock is listed on the New York and Chicago Stock Exchanges, holders of Detroit Edison Common Stock are not entitled to dissent from the Exchange or to receive dissenters' appraisal rights in connection with the Exchange.

EFFECTIVENESS OF THE RESTRUCTURING

     After the Detroit Edison shareholders have approved the Exchange Agreement, satisfactory orders of the FERC and the NRC have been received, and all other conditions to the Exchange (including receipt of any other necessary regulatory approval) have been satisfied or waived, Detroit Edison and Holding Company will execute the Exchange Agreement and thereafter file the Certificate with the Bureau. The Exchange will thereafter become effective on the date that the Certificate is filed or on a later date which may be specified therein. Detroit Edison cannot predict when all regulatory approvals will be in place, but expects that the Exchange will occur in 1995.

     Immediately prior to the effective time, Detroit Edison as sole shareholder of Holding Company will (i) elect as directors of Holding Company all then incumbent directors of Detroit Edison not already serving as such directors and
(ii) approve articles of amendment to the Articles of Incorporation of Holding Company (the "Holding Company Articles") providing for a change in the corporate name of Holding Company. The permanent name of Holding Company has not been selected.

EXCHANGE OF STOCK CERTIFICATES

     If the Exchange is effected, it will not be necessary for holders of Detroit Edison Common Stock to exchange their existing stock certificates for certificates for Holding Company Common Stock. The certificates which presently represent outstanding shares of Detroit Edison Common Stock will automatically represent shares of Holding Company Common Stock. New certificates bearing the name of Holding Company will be issued after the Exchange if, and as, certificates representing shares of Detroit Edison Common Stock outstanding immediately prior to the Exchange are presented for exchange or transfer.

DIVIDEND REINVESTMENT PLAN

     Detroit Edison Common Stock held in Detroit Edison's Dividend Reinvestment Plan (including uncertificated whole and fractional shares) will be automatically converted into shares of Holding Company

Common Stock at the effective time of the Exchange. Holding Company will establish a dividend reinvestment plan providing for participation and other features at least as favorable as the Detroit Edison Dividend Reinvestment Plan. All participants in the Detroit Edison Dividend Reinvestment Plan at the effective time of the Exchange will automatically become participants in the Holding Company dividend reinvestment plan.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The Exchange Agreement provides that the proposed restructuring will not occur unless Detroit Edison receives either a ruling from the Internal Revenue Service or an opinion of counsel, satisfactory to the Board of Directors, with respect to the Federal income tax consequences of the Exchange. Detroit Edison does not expect to apply for such a ruling because it has received an opinion from its counsel, Jones, Day, Reavis & Pogue, regarding certain Federal income tax consequences of the Exchange, to the effect that, based on certain assumptions and factual representations:

          (1) no gain or loss will be recognized by holders of Detroit Edison Common Stock upon the exchange of their Detroit Edison Common Stock solely for Holding Company Common Stock in the Exchange;

          (2) no income, gain or loss will be recognized by the holders of Detroit Edison Preferred Stock on account of the Exchange, except for holders of the 5 1/2% Preferred Stock, to the extent that such 5 1/2% Preferred Stock is redeemed by the Company on or prior to the effective time of the Exchange;

          (3) the basis of the Holding Company Common Stock received by former holders of Detroit Edison Common Stock solely in exchange for their Detroit Edison Common Stock in the Exchange in the aggregate will equal the basis of their Detroit Edison Common Stock exchanged therefor, and the holding period for such Holding Company Common Stock will include the holding period for the Detroit Edison Common Stock exchanged therefor to the extent that such Detroit Edison Common Stock was held as a capital asset by such holders at the effective time of the Exchange;

          (4) no gain or loss will be recognized by Holding Company or Detroit Edison on account of the Exchange or the issuance of Holding Company Common Stock to the former holders of Detroit Edison Common Stock in the Exchange; and

          (5) the consummation of the Exchange will not result in the termination of the existence of the affiliated group of corporations of which Detroit Edison has been the common parent, and the Company will be included in such affiliated group of corporations of which Holding Company will become the new common parent.

     The foregoing discussion does not cover the tax consequences of the Exchange under state, local or foreign income or other tax laws. Shareholders of Detroit Edison are urged to consult with their own tax advisors with respect to the effects of such laws.

LISTING OF HOLDING COMPANY COMMON STOCK

     Holding Company will apply to have its Common Stock listed on the New York and Chicago Stock Exchanges. It is expected that such listings will become effective at the effective time of the Exchange, subject to the rules of the New York and Chicago Stock Exchanges. Information concerning the stock exchange ticker symbol and quotation listings in newspapers will be announced to shareholders when available. Holding Company reserves the right to terminate its listing on any exchange in the future, upon notice to shareholders, in compliance with its listing agreements.

REGULATION OF HOLDING COMPANY

     Following the Exchange, Holding Company, as the owner of the Detroit Edison Common Stock, will be a holding company under the Holding Company Act. However, Holding Company will be exempt from all provisions of the Holding Company Act except Section 9(a)(2) thereof, pursuant to annual filings of the statement prescribed for such exemption by SEC Regulation 250.2 of the Holding Company Act, as described under "Required Regulatory Approvals-Public Utility Holding Company Act of 1935." Section 9(a)(2) of the Holding Company Act requires prior SEC approval of the direct or indirect acquisition by Holding Company of five percent or more of the voting securities of any other electric or gas utility company. There are also limits on the extent to which Holding Company and its non-utility subsidiaries can enter into businesses which are not "functionally related" to the electric utility business without raising questions about Holding Company's exempt status. SEC policies regarding the scope of permissible non-utility activities of a public utility holding company are subject to change but guidelines established in prior decisions of the SEC would require Holding Company to remain engaged primarily and predominantly in the electric utility business and to limit the size of its activities outside of such business relative to Holding Company as a whole.

     Holding Company has no present intention of becoming a registered holding company subject to regulation by the SEC under the Holding Company Act.

MANAGEMENT

     The directors of Detroit Edison will also become the directors of Holding Company prior to the effective time of the Exchange, and they will serve as the directors of both companies for the foreseeable future, subject to re-nomination and re-election by shareholders. The division of directors into classes, with varying numbers of directors being elected for three-year terms, will also apply to Holding Company, and the directors of each company will be in the same class and for corresponding terms of office. The approval by Detroit Edison Common Stock shareholders of the Exchange will be considered also to constitute ratification of the election of such persons as the directors of Holding Company. Until the Exchange becomes effective, Mr. Lobbia, Mr. Earley and Mr. Garberding will be the only directors of Holding Company.

     The current officers of Holding Company are also officers of Detroit Edison. The Holding Company officers are:

                                 Chairman of the Board and Chief Executive
John E. Lobbia             --    Officer
Anthony F. Earley, Jr.     --    President and Chief Operating Officer
                                 Executive Vice President and Chief Financial
Larry G. Garberding        --    Officer
Leslie L. Loomans          --    Vice President and Treasurer
Christopher C. Nern        --    Vice President and General Counsel
Susan M. Beale             --    Corporate Secretary
Elaine M. Godfrey          --    Assistant Corporate Secretary

HOLDING COMPANY CAPITAL STOCK

     Authorized Stock. The authorized capital stock of Holding Company consists of 400 million shares of Common Stock, without par value, and 5 million shares of Preferred Stock, without par value ("Holding Company Preferred Stock"), the provisions of which are included in the Holding Company Articles attached to this Prospectus and Proxy Statement as Exhibit B. Reference is made to Exhibit B for the complete terms of the Holding Company Articles. See "Comparative Shareholders' Rights" below.

     Common Stock. Holders of Holding Company Common Stock are entitled to receive (a) dividends when, as and if declared by its Board of Directors, and
(b) all of the assets of Holding Company available for distribution on a pro-rata basis upon its liquidation, dissolution or winding up, after the payment of all debts and other obligations and subject in each case to the preferential rights, if any, of the holders of Holding Company Preferred Stock. No holder of Holding Company Common Stock has any preemptive or preferential right to subscribe for any additional issue of Holding Company stock of any class. The Holding Company Common Stock issued in the Exchange will be validly issued, fully paid and nonassessable.

     Preferred Stock. The authorized Holding Company Preferred Stock may be issued in one or more series, from time to time as the Board of Directors of Holding Company may determine. Each series of Holding Company Preferred Stock will bear a distinctive designation, will be issued in such number of shares and will have such relative rights, preferences and limitations as are prescribed by a resolution of the Board of

Directors. Such resolutions, when filed, will constitute amendments to the Holding Company Articles to the extent provided by law. No holder of Holding Company Preferred Stock will have any preemptive or preferential right to subscribe for any additional issue of Holding Company stock of any class.

COMPARATIVE SHAREHOLDERS' RIGHTS

     Detroit Edison and Holding Company are both Michigan corporations. When the Exchange becomes effective, holders of Detroit Edison Common Stock will become holders of Holding Company Common Stock, and their rights will be governed by the Holding Company Articles and By-Laws instead of the Detroit Edison Articles and By-Laws. The Holding Company Articles have been prepared in accordance with the Michigan Business Corporation Act and give the Holding Company broad corporate powers to engage in any lawful activity for which a corporation may be formed under the laws of the State of Michigan. The Holding Company Articles and By-Laws and Detroit Edison Articles and By-Laws are substantially similar. A copy of Holding Company Articles is attached as Exhibit B to this Prospectus and Proxy Statement and the Holding Company By-Laws have been filed as an exhibit to the Registration Statement and are incorporated herein by reference. The Detroit Edison Articles and By-Laws have been filed as an exhibit to the 1993 Form 10-K and are incorporated herein by reference.

     Certain differences between the rights of holders of Holding Company Common Stock and those of holders of Detroit Edison Common Stock are summarized below. Such summary is qualified in its entirety by reference to the information included in the exhibits hereto or in such materials incorporated by reference.

     Authorized Shares. The Holding Company Articles and the Detroit Edison Articles each authorize the issuance of 400 million shares of common stock. As
of                , 1995 there were         shares of Detroit Edison Common
Stock issued and outstanding, and         shares of Detroit Edison Common Stock
reserved for issuance upon conversion of the 5 1/2% Preferred Stock. The additional authorized but unissued shares of Holding Company Common Stock could be used for stock splits or for acquisitions.

     In addition to the presently outstanding shares of Detroit Edison Preferred
Stock, as of                , 1995, there were         and         authorized
but unissued shares of Detroit Edison Preferred Stock and Detroit Edison Preference Stock, respectively, which may be issued in series having such rights and preferences as may be designated by the Detroit Edison Board of Directors. There are no restrictions upon the issuance of any of such authorized shares except for any actions required by Michigan law to be taken by the Detroit Edison Board of Directors.

     The number of authorized shares of Holding Company Preferred Stock is less than the combined authorized shares of Detroit Edison Preferred Stock and Detroit Edison Preference Stock. It is not anticipated that any of the Holding Company Preferred Stock will be issued in the foreseeable future. Management believes that the ability to issue Holding Company Preferred Stock will provide important flexibility to Holding Company. It is anticipated that Holding Company Preferred Stock will be issued only in connection with Holding Company's normal, traditional financing requirements.

     Under the Holding Company Articles and the Detroit Edison Articles, the respective Boards are authorized to issue preferred stock in series and to determine the rights and preferences of the series, to the extent not set forth in the respective Articles. The voting rights and certain preferences of Detroit Edison Preferred Stock are determined in the Detroit Edison Articles. The Holding Company Articles do not establish voting rights or preferences of Holding Company Preferred Stock. The Holding Company Board may determine whether or not any series will have voting rights and, if so, the extent thereof, provided that no share of Holding Company Preferred Stock of any series may be entitled to more than one vote per share. The Board is also given full authority to determine the preferences of the Holding Company Preferred Stock.

     It is not the intention of the Board of Directors to discourage legitimate offers to enhance shareholder value. It must be recognized, however, that an effect of the existence of unissued Holding Company Common Stock or Preferred Stock may be to enable the Holding Company Board of Directors to render more difficult or discourage such an attempt. Such shares might be issued by the Board of Directors without shareholder approval in transactions that might prevent or render more difficult or costly the completion of the takeover transaction, as by diluting voting or other rights of the proposed acquirer. In this regard, the Holding Company Articles (as well as the Detroit Edison Articles) grant the Board of Directors broad power to establish the rights and preferences of the authorized and unissued Preferred Stock, one or more series of which could be issued entitling holders to vote separately as a class on any proposed merger or consolidation, to convert Preferred Stock into a large number of shares of Common Stock or other securities, to demand redemption at a specified price under prescribed circumstances related to a change of control, or to exercise other rights designed to impede a takeover. The Holding Company Preferred Stock is limited in the number of votes per share which may be granted by the Board of Directors.

     Voting Rights. Holders of Holding Company Common Stock will be entitled to one vote per share, and will have the right to cumulative voting in the election of directors. To the extent shares of Holding Company Preferred Stock are created with voting rights in the election of directors, such shares will have cumulative voting rights for the election of directors. Other voting rights, if any, of Preferred Stock will be established by the Holding Company Board of Directors with respect to each series. All shares of Detroit Edison Common Stock and Preferred Stock are entitled to one vote per share, with cumulative voting rights for the election of directors. Detroit Edison Preferred Stock is generally not entitled to vote but only has limited voting rights as required by law and as set out in the Detroit Edison Articles, which rights generally arise only in the event of certain defaults in payment of Preferred Stock dividends and the requisite approval of certain matters affecting the Detroit Edison Preferred Stock.

     Classified Board and Other Provisions. The By-Laws of Holding Company and Detroit Edison will be substantially the same immediately prior to the Exchange. The Detroit Edison By-Laws provide, and the Holding Company By-Laws will, immediately prior to the Exchange, provide (i) for the Board to determine the number of directors; (ii) for the division of the Board into three classes with directors in each class being elected for a three-year term; and (iii) that the classified Board provision can only be amended or repealed by a vote of the holders of a majority of the Common Stock of the respective company. See "Item
1. Election of Directors" and "Management" above. Other provisions may be amended, repealed or adopted by a vote of the holders of a majority of shares at the time entitled to vote in the election of directors or by a vote of a majority of directors then in office. The By-Laws of Holding Company and Detroit Edison each provide that the Stacey, Bennett, and Randall Shareholder Equity Act (Chapter 7B of the Michigan Business Corporation Act) (the "Control Share Act") shall not apply to any control share acquisitions (as defined in the Control Share Act). That provision of the respective By-Laws may not be amended, altered or repealed with respect to any control share acquisition of shares of the respective company effected pursuant to a tender offer or other transaction commenced prior to the date of such amendment, alteration or repeal.

     Indemnification. The Holding Company Articles and the Detroit Edison Articles each provide that officers and directors of the respective company and certain other persons shall be indemnified by the respective company to the full extent permitted by applicable law. Holding Company and Detroit Edison may enter into agreements with such persons to provide greater or different indemnifications. Any repeal or modification of the indemnification provisions may not adversely affect any right or protection existing under the respective Articles immediately prior to such repeal or modification.

     Limitation of Liability. The Holding Company Articles and the Detroit Edison Articles each provide that to the full extent permitted by applicable law, no director shall be personally liable to the respective company or its shareholders for or in respect to any acts or omissions in the performance of his or her duties as a director. Any repeal or modification of the liability limitation provisions may not adversely affect any right or protection of a director existing under the respective Articles immediately prior to such repeal or modification.

     Purpose Clause. The corporate purposes for which Detroit Edison may engage in business are those related to electric, steam and certain other utility businesses and related activities. Holding Company is authorized by its Articles, as permitted by the Michigan Business Corporation Act, to engage in any and all lawful businesses.

     Par Value. The shares of Detroit Edison Common Stock and Preferred Stock have designated par values, whereas Holding Company Common Stock and Preferred Stock are without par value. A designated par value is not required under the Michigan Business Corporation Act and in modern corporate practice par value does not serve any useful purpose. It is anticipated that the absence of par value in the Holding Company stock will not affect the market value of such stock.

STOCK PLANS

     If the Exchange is consummated, the Savings and Investment Plans will be amended to provide, and the Long-Term Incentive Plan (the "Incentive Plan") (assuming approval thereof by holders of Detroit Edison Common Stock) will provide, that Holding Company Common Stock will be delivered instead of Detroit Edison Common Stock pursuant to such plans. Shares of Detroit Edison Common Stock then held under those plans will be exchanged in the Exchange for Holding Company Common Stock. By approving the Exchange Agreement, the Detroit Edison shareholders will be considered also to have ratified the amendments to the Savings and Investment Plans to provide for the delivery of Holding Company Common Stock thereunder.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for Detroit Edison Common Stock is Detroit Edison. The transfer agent and registrar for Holding Company Common Stock will be Detroit Edison.

DETROIT EDISON COMMON STOCK MARKET PRICES AND DIVIDENDS

     Detroit Edison Common Stock is listed and principally traded on the New York and Chicago Stock Exchanges. The table below sets forth the dividends paid and the high and low sales prices of Detroit Edison Common Stock for the periods indicated as reported in The Wall Street Journal as New York Stock Exchange Composite Transactions.

                                                                               PRICE RANGE
                                                                DIVIDENDS     -------------
                                                                  PAID        HIGH     LOW
                                                                ---------     ----     ----
        1993
          First Quarter.....................................     $ 0.495      37 1/8     32
          Second Quarter....................................     $ 0.515      36 3/4   33 1/8
          Third Quarter.....................................     $ 0.515        36     33 3/4
          Fourth Quarter....................................     $ 0.515      34 3/4   29 7/8
        1994
          First Quarter.....................................     $ 0.515      30 1/4     26
          Second Quarter....................................     $ 0.515      27 1/4   24 1/4
          Third Quarter.....................................     $ 0.515      27 1/2   24 1/4
          Fourth Quarter....................................     $ 0.515      27 1/2   24 3/4
        1995
          First Quarter (through March   , 1995)

     The last closing price of the Detroit Edison Common Stock on February   ,
1995 was $       . The closing price of Detroit Edison Common Stock on December
2, 1994 (the trading day next preceding the public announcement by Detroit Edison of its intention to proceed with the restructuring) was $26.70.

LEGAL OPINIONS

     Certain legal matters relating to the issuance of Holding Company Common Stock in the Exchange will be passed upon by Christopher C. Nern, Esq., Vice President and General Counsel of Detroit Edison and Holding Company, and by Jones, Day, Reavis & Pogue, Chicago, Illinois, who will rely on Mr. Nern's opinion with respect to matters governed by Michigan law. Mr. Nern owned 3,001 shares of Detroit Edison Common Stock as of December 31, 1994.

EXPERTS

     The consolidated financial statements incorporated in this Prospectus and Proxy Statement by reference to the Company's Annual Report on Form 10-K for the year ended December 31, 1993, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     With respect to the unaudited consolidated financial information of the Company for the three- and twelve-month periods ended March 31, 1994, the three-, six- and twelve-month periods ended June 30, 1994, and the three-, nine-, and twelve-month periods ended September 30, 1994, incorporated by reference in this Prospectus and Proxy Statement, Price Waterhouse LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 10, 1994, August 8, 1994 and November 7, 1994, incorporated by reference herein, state that they did not audit and they do not express an opinion on that unaudited consolidated financial information. Price Waterhouse LLP has not carried out any significant or additional audit tests beyond those which would have been necessary if their reports had not been included. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Price Waterhouse LLP is not subject to the liability provisions of section 11 of the Securities Act of 1933 for their report on the unaudited consolidated financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by Price Waterhouse LLP within the meaning of sections 7 and 11 of the Act.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE EXCHANGE AGREEMENT.

                  ITEM 3. APPROVAL OF LONG-TERM INCENTIVE PLAN

INTRODUCTION

     On January 23, 1995, the Board of Directors of Detroit Edison adopted a new employe incentive plan, The Detroit Edison Company Long-Term Incentive Plan (the "Incentive Plan"), subject to approval by Detroit Edison's shareholders. If approved, the Incentive Plan will expand Detroit Edison's flexibility to structure compensation incentives for Detroit Edison officers and other key employes by rewarding long-term growth and profitability in the emerging competitive environment. Accordingly, certain key employes may be granted Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units as described below. Non-employe directors will also receive awards of Detroit Edison Common Stock. While it puts more pay at risk, ownership of stock assists in the attraction and retention of qualified employes and directors and provides them with additional incentives to devote their best efforts to pursue and sustain Detroit Edison's financial success through the achievement of corporate goals.

     As described below under Effect of Approval of Exchange, if the Exchange is approved and becomes effective, the Incentive Plan will provide for certain changes in the operation of the Incentive Plan described below under "Effect of Approval of Exchange Agreement."

VOTE REQUIRED

     As a matter of Michigan corporation law, plans and proposals relating to compensation generally may be adopted by the Board of Directors and given effect without a vote of shareholders. However, because employe-directors of Detroit Edison and Detroit Edison officers would be eligible to receive awards under the Incentive Plan, and because its operation contemplates the issuance of Detroit Edison stock, the rules of the New York Stock Exchange require such approval. In addition, shareholder approval of the Incentive Plan is one of the requirements of Rule 16b-3 (compliance with which exempts certain transactions involving directors and officers from provisions of Section 16(b) of the Exchange Act which otherwise would operate to penalize such transactions in some cases and thereby partially frustrate the purposes of the Incentive Plan) and is required by the Code with respect to Incentive Stock Options, as described below.

     Assuming the presence of a quorum, approval of the Incentive Plan will require the affirmative vote of the holders of a majority of the shares of Detroit Edison Common Stock present in person or by proxy and entitled to vote on the Incentive Plan at the Annual Meeting. Any abstention from voting on the proposal of the shares so present and entitled to vote will have the same effect as shares voted against the proposal. However, any shares subject to so-called "broker non-votes" will not be considered present for purposes of voting on the proposal and, accordingly, broker non-votes will not factor into the determination of whether or not the proposal is carried.

     The Board of Directors believes that the approval of the Plan is in the best interests of Detroit Edison and the shareholders because the Incentive Plan will enable Detroit Edison to provide competitive equity incentives to officers and other key salaried employes to enhance the profitability of Detroit Edison and increase shareholder value.

SUMMARY OF PLAN FEATURES

     General. The Incentive Plan contemplates the grant from time to time to selected eligible employes of stock-related awards of four general types: (1) options to purchase shares of Detroit Edison Common Stock ("Options"); (2) rights to receive, upon exercise, the appreciation in fair market value of shares of Detroit Edison Common Stock ("Stock Appreciation Rights" or "SARs");
(3) outright grants of shares of Detroit Edison Common Stock, subject to transfer restrictions and risk of forfeiture for a specified restriction period ("Restricted Stock"); and (4) rights to receive (a) shares of Detroit Edison Common Stock or in lieu of all or any portion of such shares their fair market value ("Performance Shares") or (b) a specified dollar amount or in lieu of all or any portion of such amount, shares of Detroit Edison Common Stock having the same fair market value ("Performance Units"), both conditional upon the attainment during a specified performance period of specified Performance Measures (as described below). Options meeting the requirements of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and intended to be afforded the Federal income tax treatment of Section 422 options ("Incentive Stock Options" or "ISOs"), as well as other Options ("Nonqualified Stock Options" or "NQSOs"), may be awarded under the Incentive Plan. SARs granted under the Incentive Plan may be awarded either in tandem with Options ("Tandem SARs") or standing alone ("Freestanding SARs"). In addition, the Incentive Plan provides for annual non-discretionary grants of Detroit Edison Common Stock to non-employe directors.

     The full text of the Incentive Plan is annexed to this Prospectus and Proxy Statement as Exhibit C. The discussion which follows provides additional information concerning the Incentive Plan features highlighted above, as well as certain other noteworthy features. Since such discussion necessarily is in the nature of a summary and does not cover all aspects of the Incentive Plan, shareholders may wish to review Exhibit C in its entirety as they deliberate upon the proposal to approve the Incentive Plan.

     Shares Available for Award and Limits on SARs. Shares used for awards under the Incentive Plan may be authorized but unissued shares or may be authorized, issued, and outstanding shares acquired by Detroit Edison in the name of an award recipient (or a permissible successor thereof) for purposes of granting or settling such award or may be a combination of the foregoing. Subject to adjustment as provided in the Incentive Plan, the number of shares of Detroit Edison Common Stock that may be (i) issued or transferred upon the exercise of Options or Stock Appreciation Rights, (ii) awarded as Restricted Stock and released from substantial risk of forfeiture thereof, or (iii) issued or transferred in payment of Performance Shares or Performance Units which have been earned, shall not in the aggregate exceed 7,200,000 shares.

     Upon the payment of any exercise price by the transfer to Detroit Edison of Detroit Edison Common Stock or upon related satisfaction of tax withholding obligations or any other payment made or benefit realized under the Incentive Plan by the transfer or relinquishment of Detroit Edison Common Stock, there shall be deemed to have been issued or transferred only the net number of shares actually issued or transferred by Detroit Edison less the number of shares so transferred or relinquished. However, the number of shares actually issued or transferred by Detroit Edison upon the exercise of Incentive Stock Options shall not exceed 7,200,000, subject to adjustment as provided for in the Incentive Plan.

     Upon the payment in cash of a benefit provided by any award under the Incentive Plan, any shares of Detroit Edison Common Stock that were covered by such award shall again be available for issuance or transfer under the Incentive Plan.

     The number of Performance Units (which each have a face amount of $1.00) granted under the Incentive Plan shall not in the aggregate exceed 25,000,000. Performance Units that are granted under the Incentive Plan and are paid in shares of Detroit Edison Common Stock or are not earned by an employe at the end of a performance period are available for future grants of Performance Units.

     No employe shall be granted Options for more than 300,000 shares of Detroit Edison Common Stock or Stock Appreciation Rights for more than 300,000 shares of Detroit Edison Common Stock during any five consecutive calendar years, subject to adjustment pursuant to the Incentive Plan. No employe shall receive awards of Restricted Stock, Performance Shares and Performance Units having an aggregate value as of their respective dates of grant in excess of $750,000 in any calendar year or in excess of $3,500,000 during any five consecutive calendar years.

     Administration and Eligibility. The Incentive Plan will be administered by the Organization and Compensation Committee of the Board, or such other Board Committee as may be designated from time to time by the Board (the "Committee"). All the members of the Committee must be non-employe directors and otherwise "disinterested persons," as that term is used in Rule 16b-3 of the Securities and Exchange Commission ("Rule 16b-3") or any successor provision in effect at a relevant time.

     All key employes of Detroit Edison or any of its subsidiaries (other than employes covered by a collective bargaining agreement which does not provide for Incentive Plan coverage) and non-employe directors of its subsidiaries who are not also non-employe directors of Detroit Edison would be eligible to receive an award under the Incentive Plan, but the Committee would have exclusive authority to determine, in its sole discretion, those eligible employes to whom awards would be granted at any time, as well as the type, size, and other terms and conditions of each granted award, subject only to the parameters set forth in the Incentive Plan. The Committee may make grants to employes under any or a combination of all of the various categories of awards that are authorized under the Incentive Plan.

     Non-employe directors of Detroit Edison are eligible only for non-discretionary grants of Detroit Edison Common Stock. The Committee has no discretion with respect to the award of Detroit Edison Common Stock to non-employe directors.

     Performance Measures. Performance Measures are criteria and objectives determined by the Committee which (1) in the case of Performance Shares or Units, the attainment of which during the applicable performance period would be a pre-condition to settlement of such award and (2) in the case of Restricted Stock, the failure to attain which would cause forfeiture of such award and/or which if met during the otherwise applicable restriction period would cause an early termination of the restriction period. Performance Measures applicable to any award to an employe who is, or is determined by the Committee likely to become, a "covered employe" within the meaning of 162(m)(3) of the Code shall be limited to criteria and objectives related to (1) shareholder value growth based on stock price and dividends, (2) customer price, (3) customer satisfaction, and
(4) growth based on increasing sales or profitability of one or more business units; provided, however, that the Committee may impose any other subjective or objective criteria it may approve from time to time for the purpose of reducing the amount otherwise payable upon settlement of Performance Shares or Performance Units or for the purpose of increasing the number of shares of Restricted Stock that would otherwise be forfeited during the applicable Restriction Period. Except in the case of such a covered employe, if the Committee determines that a change in the business, operations, corporate structure or capital structure of Detroit Edison or any of its subsidiaries, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures to be unsuitable, the Committee may modify such Performance Measures, in whole or in part, as the Committee deems appropriate and equitable.

     Options. The Committee may grant Options that entitle the optionee to purchase shares of Detroit Edison Common Stock at a price equal to or greater than the fair market value on the date of grant. Any Options granted must be evidenced by a written agreement. The market value of a share of Detroit Edison

Common Stock was $       on March   , 1995, which was the closing price of
Detroit Edison on the New York Stock Exchange on that date. The option price is payable at the time of exercise (i) in cash or cash equivalent, (ii) by the transfer to Detroit Edison of nonforfeitable, unrestricted shares of Detroit Edison Common Stock that are already owned by the optionee, (iii) with any other legal consideration the Committee may deem appropriate or (iv) by any combination of the foregoing methods of payment.

     Any grant of an Option may provide for deferred payment of the exercise price from the proceeds of sale through a broker of some or all of the shares of Detroit Edison Common Stock to which the exercise relates. Payment of the exercise price of any Nonqualified Stock Option may also be made in whole or in part in the form of shares of Restricted Stock or other shares of Detroit Edison Common Stock that are subject to risk of forfeiture or restriction on transfer. When paid for with such consideration, unless otherwise determined by the Committee on or after the date of the grant, shares of Detroit Edison Common Stock received by the optionee upon the exercise of the NQSO are subject to the same risks of forfeiture or restrictions on transfer as applied to the consideration surrendered by the optionee. However, such risks of forfeiture and restriction on transfer shall apply only to the same number of shares Detroit Edison Common Stock received by the optionee as applied to the forfeitable or restricted Detroit Edison Common Stock surrendered by the optionee. The Committee has the authority to specify at the time Options are granted that the shares of Detroit Edison Common Stock will not be accepted in payment of the option price until they have been owned by the optionee for a specified period; however, the Incentive Plan does not require any such holding period and would permit immediate sequential exchanges of Common Shares at the time of exercise of Option Rights.

     No Option may be exercised more than ten years from the date of grant. A grant may provide for the early exercise or termination of the Options in the event of a change in control of Detroit Edison or other similar transaction or event. Successive grants may be made to the same optionee regardless of whether Options previously granted to him or her remain unexercised.

     When an Option to which a Tandem SAR has been granted is exercised, the number of shares of Detroit Edison Common Stock with respect to which the SAR shall be exercisable shall be reduced by the number of shares with respect to which the Option has been exercised.

     Stock Appreciation Rights. Any SARs granted under the Incentive Plan must be evidenced by a written agreement -- in the case of Freestanding SARs, specifying the number of SARs granted, the term of the SARs (which may not exceed ten years from the date of grant), and the time or times at which the SARs will first become exercisable; in the case of Tandem SARs, specifying the Option and the number of shares subject thereto to which the SAR relates and the term of the SAR (which may not exceed that of the related Option). Freestanding SARs may (but need not) be made immediately exercisable. A Tandem SAR generally will be exercisable during its term only when and to the extent the related Option is exercisable. During the lifetime of the grantee of either type of SAR, the SAR would be exercisable only by the grantee or the grantee's legal representative.

     For each Freestanding SAR subsequently exercised, the holder would become entitled to receive the excess of fair market value of a share of Detroit Edison Common Stock on the date of exercise over its fair market value on the date the SAR was granted. Exercise of a Tandem SAR would entitle the holder to receive the excess of the aggregate fair market value on the exercise date of the number of optioned shares of Detroit Edison Common Stock with respect to which the SAR is being exercised over their aggregate fair market value on the date the related Option was granted. Exercise of a Tandem SAR would have the effect of reducing the number of shares covered by the related Option by the number with respect to which the SAR is exercised, and exercise of the related Option would have the equivalent effect upon a Tandem SAR. Exercised SARs may be settled in cash, whole shares of Detroit Edison Common Stock (valued at date of exercise), or a combination of cash and such shares, unless the applicable SAR agreement further limits the form of settlement. If the form of settlement is not specified in the SAR agreement, the holder, at the time of exercise, may request the form he or she wishes to receive, but the Committee will have the ultimate authority, in its discretion, to approve or disapprove any such request. In the absence of such a request, the Committee also would determine the form of settlement.

     Restricted Stock. A grant of Restricted Stock involves the immediate transfer by Detroit Edison to an employe of ownership of a specific number of shares of Detroit Edison Common Stock that are subject to a risk of forfeiture in consideration of the performance of services. During the applicable restriction period, the employe-recipient of Restricted Stock would have all the voting, dividend, and other rights of a record holder of Detroit Edison Common Stock, except that the shares would be nontransferable, and that any non-cash dividends or other distributions paid upon the shares would be held by Detroit Edison and would be subject to transfer restrictions and risk of forfeiture to the same extent as the shares themselves. The transfer may be made without additional consideration or in consideration of a payment by the employe equal to or less than its fair market value. The general terms and conditions of any award of Restricted Stock must be set forth in a written agreement, specifying the number of shares subject to the award and the restriction period(s) established by the Committee with respect to such shares, which must be at least three years from the date of grant, except in the case of awards that are subject to Performance Measures (in which case the restriction period shall be at least one year). At the time of the grant, the Committee may provide for forfeiture of shares covered thereby if specified Performance Measures are not attained during a restriction period and/or for early termination of a restriction period.

     Restricted Stock must be subject to a "substantial risk of forfeiture" within the meaning of Section 83 of the Code for a period to be determined by the Committee. An example would be a provision that the Restricted Stock would be forfeited if the participant ceased to serve Detroit Edison as an officer or other key salaried employe during a specified period of years. In order to enforce these forfeiture provisions, the transferability of Restricted Stock will be prohibited or restricted in a manner and to the extent prescribed by the Committee for the period during which the forfeiture provisions are to continue. The Committee may provide for a shorter period during which the forfeiture provisions are to apply in the event of a change in control of the Detroit Edison or other similar transaction or event.

     Performance Share and Performance Unit Awards. A Performance Share is the equivalent of one share of Detroit Edison Common Stock and a Performance Unit is the equivalent of $1.00. Any such grant shall be evidenced by a written agreement. An employe will be given one or more Performance Measures to meet within a specified performance period. The performance period may be subject to earlier termination in the event of a change in control of the Detroit Edison or other similar transaction or event. If by the end of the performance period the employe has achieved the specified Performance Measures, the employe will be deemed to have fully earned the Performance Shares or Performance Units. To the extent earned, the Performance Shares or Performance Units will be paid to the employe at the time and in the manner determined by the Committee in cash, shares of Detroit Edison Common Stock or any combination thereof.

     Non-discretionary Awards to Non-employe Directors. On the date of the Annual Meeting and on the date of each annual meeting of Detroit Edison Common Stock shareholders thereafter, each non-employe director of Detroit Edison shall receive automatically an award of 300 shares of Detroit Edison Common Stock if he or she is elected at such meeting or continues to serve immediately after such meeting as a non-employe director. The shares of Detroit Edison Common Stock so awarded shall not be subject to any restriction under the Incentive Plan (other than any that may be required by securities laws and stock exchange requirements).

     Tax Withholding. Unless otherwise provided in the applicable agreement concerning an award, the Incentive Plan would permit award recipients to satisfy tax withholding requirements in connection with the exercise, vesting or settlement of an award (1) entirely in cash; (2) subject to Committee approval, by delivery to Detroit Edison of a number of shares of Detroit Edison Common Stock which have an aggregate fair market value as of the tax withholding date sufficient to satisfy all withholding requirements; or (3) subject to Committee approval, authorizing Detroit Edison to withhold shares otherwise issuable pursuant to the award sufficient to satisfy all such requirements; or (4) by a combination of the foregoing methods. Detroit Edison and the Employe may also make similar arrangements with respect to the payment of taxes with respect to which withholding is not required.

     Right of First Refusal. Detroit Edison is authorized under the Incentive Plan to reserve a right of first refusal to purchase any shares issued under the Incentive Plan at their fair market value, determined as of the day immediately preceding the date on which Detroit Edison notifies the holder of its intention to exercise such right.

     Transferability. No option, or other "derivative security" within the meaning of Rule 16b-3 under the Exchange Act is transferable by an employe except by will or the laws of descent and distribution. Options may not be exercised during an employe's lifetime except by the employe, or in the event of an employe's incapacity by the employe's guardian or legal representative acting in a fiduciary capacity on behalf of the employe under state law and court supervision; however, the Committee, in its sole discretion, may provide for the transferability of specific awards so long as such provision will not disqualify the exemption for other awards under Rule 16b-3.

     Duration, Amendment, and Termination. The Incentive Plan is intended to be of indefinite duration. However, the provisions of the Code currently applicable to Incentive Stock Options would not permit the grant of ISOs under the Incentive Plan after the tenth anniversary of its effective date. By the terms of the Incentive Plan, except as noted below, the Committee may terminate, modify, or amend it in any manner.

     Shareholder approval is not required for any amendment, either by the Incentive Plan itself, or by applicable Michigan corporation law, except that the Incentive Plan provides that under no circumstances, without shareholder approval, may the Incentive Plan be amended or modified to permit the exercise of an option at a per share exercise price less than the fair market value of a share of Detroit Edison Common Stock on the date the option was granted, to increase (except through adjustments as provided in the Incentive Plan) the number of shares subject to the Incentive Plan under Section 3 of the Incentive Plan, or otherwise cause any award under the Incentive Plan to cease to qualify under Rule 16b-3 or for the performance based exception to Section 162(m) of the Code.

     New Plan Benefits. To date, no awards of any kind have been granted under the Incentive Plan, and no executive officer, other officer or other employe has been selected to receive any such award in the future.

     The rules of the Securities and Exchange Commission require disclosure of the awards individuals will receive pursuant to such a plan if such awards are determinable. Since awards of Options, SARs, Restricted Stock, Performance Shares and Performance Units will be made by the Committee in its discretion under the Incentive Plan, it is not possible to determine the amounts of such awards that will be made. However, the Incentive Plan also provides for automatic annual awards of Detroit Edison Common Stock to non-employe directors. Accordingly, assuming the election of the three director nominees at the Annual Meeting, 3,000 shares of Detroit Edison Common Stock will be received on the date of the Annual Meeting by the 10 non-employe directors. Corresponding awards will be made to non-employe directors in future years.

     MPSC Approval. Although the Incentive Plan would become effective upon its approval by the shareholders, Detroit Edison may not lawfully issue any shares of Detroit Edison Common Stock under the Incentive Plan without the prior approval of the MPSC, nor may it contract to issue any such shares pursuant to the exercise of Options, except subject to MPSC approval. Upon the effective time of the Exchange, the issuance of Holding Company Common Stock pursuant to the Incentive Plan will not be subject to MPSC approval. Accordingly, Detroit Edison does not expect to seek approval from the MPSC for the issuance of the Detroit Edison Common Stock. In the event the Exchange is not consummated, or prior to the Exchange pending MPSC approval of share issuances by Detroit Edison under the Incentive Plan, awards under the Incentive Plan (assuming it is approved by the shareholders) would be confined to Performance Share and Performance Unit Awards and SARs, which may be settled in cash, or awards which are settled through open market purchases of Detroit Edison Common Stock directly on behalf of or in the name of participants.

FEDERAL INCOME TAX CONSEQUENCES OF INCENTIVE PLAN

     The following is a brief summary of certain of the Federal income tax consequences of certain transactions under the Plan based on Federal income tax laws in effect on January 1, 1995. This summary is not intended to be exhaustive and does not describe state or local tax consequences.

     Nonqualified Stock Options. In general: (i) no income will be recognized by an optionee at the time a NQSO is granted; (ii) at the time of exercise of a NQSO, ordinary income will be recognized by the optionee in an amount equal to the difference between the option price paid for the shares and the fair market value of the shares if they are nonrestricted on the date of exercise; and (iii) at the time of sale of shares acquired pursuant to the exercise of a NQSO, any appreciation (or depreciation) in the value of the shares after the date of exercise will be treated as either short-term or long-term capital gain (or loss) depending on how long the shares have been held.

     Incentive Stock Options. No income generally will be recognized by an optionee upon the grant or exercise of an Incentive Stock Option. If Common Shares are issued to an optionee pursuant to the exercise of an Incentive Stock Option and no disqualifying disposition of the shares is made by the optionee within two years after the date of grant or within one year after the transfer of the shares to the optionee, then upon the sale of the shares any amount realized in excess of the option price will be taxed to the optionee as long-term capital gain and any loss sustained will be a long-term capital loss.

     If shares acquired upon the exercise of an Incentive Stock Option are disposed of prior to the expiration of either holding period described above, the optionee generally will recognize ordinary income in the year of disposition in an amount equal to any excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares if a sale or exchange) over the option price paid for the shares. Any further gain (or loss) realized by the optionee generally will be taxed as short-term or long-term capital gain (or loss) depending on the holding period.

     Stock Appreciation Rights. No income will be recognized by a holder in connection with the grant of a Tandem SAR or a Freestanding SAR. When the SAR is exercised, the recipient normally will be required to include as taxable ordinary income in the year of exercise an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Detroit Edison Common Stock received on the exercise.

     Restricted Stock. A recipient of Restricted Stock generally will be subject to tax at ordinary income rates on the fair market value of the shares of Restricted Stock (reduced by any amount paid by the recipient for such shares) at such time as the shares are no longer subject to a risk of forfeiture or restrictions on transfer for purposes of Section 83 of the Code. However, a recipient who so elects under Section 83(b) of the Code within 30 days of the date of transfer of the shares will have taxable ordinary income on the date of transfer of the shares equal to the excess of the fair market value of the shares (determined without regard to the risk of forfeiture or restrictions on transfer) over any purchase price paid for the shares. If a Section 83(b) election has not been made, any dividends received with respect to shares of Restricted Stock that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient.

     Performance Shares and Performance Units. No income generally will be recognized upon the grant of Performance Shares or Performance Units. Upon payment in respect of the earn-out of Performance Shares or Performance Units, the recipient generally will be required to include as taxable ordinary income in the year of receipt an amount equal to the amount of cash received and the fair market value of any nonrestricted shares of Detroit Edison Common Stock received.

     Special Rules Applicable to Officers and Directors. In limited circumstances where the sale of stock that is received as the result of a grant of an award could subject an officer to suit under Section 16(b) of the Exchange Act, the tax consequences to the officer or director may differ from the tax consequences described above. In these circumstances, unless a special election has been made, the principal difference usually will be to postpone valuation and taxation of the stock received so long as the sale of the stock received could subject the officer or director to suit under Section 16(b) of the Exchange Act, but not longer than six months.

     A non-employe director who receives shares of Detroit Edison Common Stock that are not subject to any risk of forfeiture will recognize ordinary income upon the receipt of such shares equal to the fair market value of the shares of Detroit Edison Common Stock received.

     Tax Consequences to Detroit Edison or Subsidiary. To the extent that an employe recognizes ordinary income in the circumstances described above, Detroit Edison or the subsidiary for which the employe performs services will be entitled to a corresponding deduction provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an "excess parachute payment" within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation.

EFFECT OF APPROVAL OF EXCHANGE AGREEMENT

     The Incentive Plan provides that if the Exchange is consummated, the shares of Detroit Edison Common Stock issuable pursuant to the Incentive Plan will be shares of Holding Company Common Stock and all references to Detroit Edison in the Incentive Plan (and, accordingly, in the foregoing summary) will be deemed to be references to Holding Company. Notwithstanding the foregoing, references to Detroit Edison under the caption "MPSC Approval" will not apply to Holding Company. Approval of the Exchange Agreement will be deemed an approval of these provisions of the Incentive Plan.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO APPROVE THE INCENTIVE PLAN.

         ITEM 4. RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the holders of Detroit Edison Common Stock, the Detroit Edison Board of Directors, upon recommendation of its Audit Committee, has appointed Deloitte & Touche LLP as independent accountants of Detroit Edison for the year 1995. Assuming the presence of a quorum, approval of this proposal will require the affirmative vote of the holders of a majority of the shares of Detroit Edison Common Stock present in person or by proxy. Any abstention from voting on the proposal will have the same effect as shares voted against the proposal. However, any shares subject to so-called "broker non-votes" will not be considered present for purposes of voting on the proposal and, accordingly, broker non-votes will not factor into the determination of whether or not the proposal is carried. Approval of this proposal will be considered ratification of the appointment of Deloitte & Touche LLP as independent accountants of Holding Company as of the effective time of the Exchange.

     In prior years, Price Waterhouse LLP served as independent accountants of Detroit Edison. After a review of proposals from several accounting firms and an evaluation of Detroit Edison's needs and the capabilities of the candidates, the Audit Committee of Detroit Edison's Board of Directors determined that Deloitte & Touche LLP should be appointed as independent accountants.

     During the Company's two fiscal years ending December 31, 1994 and the subsequent interim period from January 1, 1995 through the date hereof, there have been no disagreements with Price Waterhouse LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to its satisfaction, would have caused Price Waterhouse LLP to make reference thereto in its report on the financial statements for such years. None of Price Waterhouse LLP's reports on the financial statements for the past two years contained an adverse opinion or a disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles.

     Representatives of Deloitte & Touche LLP and Price Waterhouse LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement, if they desire, and to respond to appropriate questions from holders of Detroit Edison Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE PROPOSAL TO RATIFY THE APPOINTMENT OF INDEPENDENT ACCOUNTANTS.

                                   *   *   *

              TRANSACTION OF OTHER BUSINESS AND OTHER INFORMATION

AS TO OTHER BUSINESS WHICH MAY COME BEFORE THE MEETING

     Management of Detroit Edison does not intend to bring any other business before the meeting for action. However, if any other business should be presented for action, it is the intention of the persons named on the enclosed proxy card to vote in accordance with their judgment on such business.

SHAREHOLDER PROPOSALS

     Shareholder proposals to be considered for inclusion in the proxy statement for the 1996 annual meeting must be received by the Corporate Secretary of Detroit Edison (or Holding Company if the Exchange is consummated prior thereto) at its principal business address no later than 5:00 p.m. on November 17, 1995.

COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

     Under the securities laws of the United States, Detroit Edison's directors and its executive officers are required to report ownership of Detroit Edison Common Stock and any changes in that ownership to the SEC. Specific due dates for these reports have been established and Detroit Edison is required to disclose in this Proxy Statement any failure to file by these dates during 1994. During 1994, all of the filing requirements were satisfied. In making these disclosures, Detroit Edison has relied on written representations of its directors and executive officers and copies of the reports that they have filed with the SEC.

OTHER INFORMATION

     Detroit Edison will bear the cost of solicitation of proxies, which will be principally by mail. Proxies may also be solicited by directors, officers and employes of Detroit Edison, personally, by telephone or by electronic or facsimile transmission. In addition, Morrow & Co., Inc. of New York, New York, has been retained to assist in the solicitation of proxies for the Annual Meeting by the means described above at an estimated cost (excluding expenses) to Detroit Edison of approximately $20,000.

                                   EXHIBIT A

                        AGREEMENT AND PLAN OF EXCHANGE1

     THIS AGREEMENT AND PLAN OF EXCHANGE (this "Agreement"), dated as of
            ,      , is between THE DETROIT EDISON COMPANY, a Michigan
corporation (the "Company"), the company whose shares will be acquired pursuant to the Exchange described herein, and DTE HOLDINGS, INC., a Michigan corporation ("Holding Company"), the acquiring company. The Company and Holding Company are hereinafter referred to, collectively, as the "Companies."

                                  WITNESSETH:

     WHEREAS, the authorized capital of the Company is $4,740,748,400, consisting of (a) 400,000,000 shares of Common Stock, $10 par value per share
("Company Common Stock"), of which        shares are issued and outstanding, (b)
       shares of Preferred Stock, $100 par value ("Company Preferred Stock"), of
which        shares are issued and outstanding in [six] series and (c)
30,000,000 shares of Preference Stock, $1 par value ("Company Preference Stock"), of which [no] shares are issued and outstanding;

     WHEREAS, Holding Company is a wholly-owned subsidiary of the Company with authorized capital stock consisting of (a) 400,000,000 shares of Common Stock,
without par value ("Holding Company Common Stock"), of which        shares are
issued and outstanding and owned of record by the Company and (b) 5,000,000 shares of Preferred Stock, without par value ("Holding Company Preferred Stock"), of which no shares are issued and outstanding;

     WHEREAS, the Boards of Directors of the respective Companies deem it desirable and in the best interests of the Companies and their shareholders that Holding Company acquire each share of Company Common Stock issued and outstanding at the Effective Time (as hereinafter defined) and that each such share of Company Common Stock be exchanged for a share of Holding Company Common Stock with the result that Holding Company becomes the owner of all outstanding Company Common Stock and that each holder of Company Common Stock becomes the owner of an equal number of shares of Holding Company Common Stock, all on the terms and conditions hereinafter set forth;

     WHEREAS, the execution and delivery of this Agreement by the Company and Holding Company and the Exchange and the related transactions have been approved, to the extent required, by orders, authorizations or approvals of the Federal Energy Regulatory Commission under the Federal Power Act and the Nuclear Regulatory Commission under the Atomic Energy Act;

     WHEREAS, the Board of Directors of the Company and Holding Company have recommended that their respective shareholders approve the Exchange and this Agreement and this Agreement has been adopted by the requisite vote of the holders of Company Common Stock and by the requisite vote of the shareholder of Holding Company pursuant to the Michigan Business Corporation Act (the "Act").

     NOW, THEREFORE, in consideration of the premises, and of the agreements, covenants and conditions hereinafter contained, and subject to satisfaction of the conditions herein contained, the parties hereto agree with respect to the acquisition and exchange provided for herein (the "Exchange") that at the Effective Time each share of Company Common Stock issued and outstanding immediately prior to the Effective Time will

- ---------------

     1This document will be executed after, and assumes that, all necessary regulatory and shareholder approvals have been obtained.

be exchanged for one share of Holding Company Common Stock, and that the terms and conditions of the Exchange and the method of carrying the same into effect are as follows:

                                   ARTICLE I

     Subject to the satisfaction of the conditions and obligations of the parties hereto, the Exchange will be effective at 12:01 A.M., Detroit, Michigan
time, on             ,      and upon the filing with the Corporation and
Securities Bureau of the Michigan Department of Commerce (the "Michigan Bureau") of a Certificate of Share Exchange ("Certificate") with respect to the Exchange or at such later time as may be stated in the Certificate (the time at which the Exchange becomes effective being referred to herein as the "Effective Time").

                                   ARTICLE II

     At the Effective Time:

          (1) each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be acquired by Holding Company and shall be exchanged for one share of Holding Company Common Stock, which shall thereupon be fully paid and non-assessable;

          (2) Holding Company shall become the owner and holder of each issued and outstanding share of Company Common Stock so exchanged;

          (3) each share of Holding Company Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled and shall thereupon constitute an authorized and unissued share of Holding Company Common Stock; and

          (4) the former owners of Company Common Stock shall be entitled only to receive shares of Holding Company Common Stock as provided herein.

     Shares of Company Preferred Stock and shares of Company Preference Stock shall not be exchanged or otherwise affected in connection with the Exchange. Each share of Company Preferred Stock issued and outstanding immediately prior to the Effective Time shall continue to be issued and outstanding following the Exchange and shall continue to be a share of Company Preferred Stock of the applicable series designation. Pursuant to the Company's Restated Articles of Incorporation it may elect to redeem its Convertible Cumulative Preferred Stock, 5 1/2% Series, on or prior to the Effective Time. Any shares of any series of Company Preferred Stock which pursuant to their terms are convertible into shares of Company Common Stock, including such Convertible Cumulative Preferred Stock, 5 1/2% Series, if not redeemed, will continue to be convertible into shares of Company Common Stock pursuant to their current terms.

                                  ARTICLE III

     The consummation of the Exchange is subject to the following conditions precedent:

          (1) the satisfaction of the respective obligations of the parties hereto in accordance with the terms and conditions herein contained;

          (2) the execution and filing of an appropriate Certificate with the Michigan Bureau pursuant to the Act;

          (3) the approval for listing upon official notice of issuance, by the New York Stock Exchange and the Chicago Stock Exchange, of Holding Company Common Stock to be issued in accordance with this Agreement;

          (4) the receipt and continued effectiveness of such orders, authorizations, approvals or waivers from all jurisdictive regulatory bodies, boards or agencies, in addition to the orders or approvals referred to in the fourth Whereas clause hereof, which are required in connection with the Exchange and related transactions; and

          (5) receipt of either an opinion of counsel or a ruling from the Internal Revenue Service, in either case acceptable to the Board of Directors of the Company, as to the Federal income tax consequences of the Exchange.

                                   ARTICLE IV

     This Agreement may be amended, modified or supplemented, or compliance with any provision or condition hereof may be waived, at any time, by the mutual consent of the Boards of Directors of the Company and of Holding Company at any time prior to the time the Certificate is filed with the Michigan Bureau; provided, however, that no such amendment, modification, supplement or waiver shall be made or effected if such amendment, modification, supplement or waiver would, in the sole judgment of the Board of Directors of the Company, materially and adversely affect the shareholders of the Company.

     This Agreement may be terminated and the Exchange and related transactions abandoned at any time prior to the time the Certificate is filed with the Michigan Bureau, if the Board of Directors of the Company determines, in its sole judgment, that consummation of the Exchange would for any reason be inadvisable or not in the best interests of the Company or its shareholders.

                                   ARTICLE V

     This Agreement has been submitted to the holders of Company Common Stock and to the sole holder of Holding Company Common Stock for approval as provided by the Act. The affirmative vote of the holders of a majority of the outstanding Company Common Stock was received constituting the adoption of this Agreement. The affirmative vote of the holder of all of the outstanding shares of Holding Company Common Stock was received constituting the adoption of this Agreement.

                                   ARTICLE VI

     Following the Effective Time, each holder of an outstanding certificate or certificates theretofore representing shares of Company Common Stock may, but shall not be required to, surrender the same to Holding Company for cancellation and reissuance of a new certificate or certificates in such holder's name or for cancellation and transfer, and each such holder or transferee will be entitled to receive a certificate or certificates representing the same number of shares of Holding Company Common Stock as the shares of Company Common Stock previously represented by the certificate or certificates surrendered. Until so surrendered or presented for transfer, each outstanding certificate which, immediately prior to the Effective Time, represents Company Common Stock shall be deemed and treated for all corporate purposes to represent the ownership of the same number of shares of Holding Company Common Stock as though such surrender or transfer and exchange had taken place. The holders of Company Common Stock at the Effective Time shall have no right to have their shares of Company Common Stock transferred on the stock transfer books of the Company, and such stock transfer books shall be deemed to be closed for this purpose at the Effective Time.

                                  ARTICLE VII

     Prior to or as of the Effective Time, each director of the Company who is not then also a director of Holding Company shall become a director of Holding Company. Each director of the Company as of the Effective Time shall also remain a director of the Company.

                                  ARTICLE VIII

     At the Effective Time, Holding Company shall adopt a dividend reinvestment plan ("Holding Company DRIP") substantially similar to the Company's Dividend Reinvestment Plan ("Company DRIP") in effect immediately prior to the Effective Time and the Company DRIP shall be discontinued. At the Effective Time, all shares of Company Common Stock held under the Company DRIP (including fractional and uncertificated shares) shall be exchanged for shares (including fractional and uncertificated shares) of Holding Company Common Stock and shall be held pursuant to the Holding Company DRIP. At the Effective Time, Holding Company shall adopt, become subject to and/or agree to issue Holding Company Common Stock in connection with, each Savings and Investment Plan of the Company and the Company's Long-Term Incentive Plan.

     IN WITNESS WHEREOF, each of the Company and Holding Company, pursuant to authorization and approval given by its Board of Directors, has caused this Agreement to be executed by its Chairman and Chief Executive Officer and its corporate seal to be affixed hereto and attested by its Secretary as of the date first above written.

                                          THE DETROIT EDISON COMPANY

                                          By:
                                            ------------------------------------
                                              Chairman and Chief Executive
                                              Officer

ATTEST:

- ------------------------------------------------------
Corporate Secretary

                                          DTE HOLDINGS, INC.

                                          By:
                                            ------------------------------------
                                              Chairman and Chief Executive
                                              Officer

ATTEST:

- ------------------------------------------------------
Corporate Secretary

                                   EXHIBIT B

                           ARTICLES OF INCORPORATION
                                       OF
                               DTE HOLDINGS, INC.

                                   ARTICLE I

     The name of the corporation is DTE HOLDINGS, INC.

                                   ARTICLE II

     The purposes for which the corporation (the "Company") is formed are to engage in any activity within the purposes for which corporations may be formed under the Michigan Business Corporation Act (the "Act").

                                  ARTICLE III

     The location and post office address of the principal office of the Company at the time of filing these Articles is 2000 Second Avenue, Detroit, Wayne County, Michigan 48226 and it is hereby designated as the location and post office address of the registered office of the Company in Michigan under these Articles.

                                   ARTICLE IV

     The name of the Company's resident agent in Michigan at the time of filing these Articles is Susan M. Beale and she is hereby designated as the resident agent of the Company in Michigan under these Articles.

                                   ARTICLE V

     A. The aggregate number of shares which the Company is authorized to issue is Four Hundred Five Million (405,000,000) shares, divided into and consisting of (a) Four Hundred Million (400,000,000) shares of Common Stock, without par value, and (b) Five Million (5,000,000) shares of Preferred Stock, without par value, issuable in one or more series as hereinafter provided.

     B. The statement of the designation, numbers, relative rights, preferences and limitations of the shares of each class of stock of the Company, to the extent that such designations, numbers, relative rights, preferences and limitations have been determined, is as follows:

          (1) The authorized Preferred Stock may be issued, in one or more series, from time to time as the Board of Directors may determine. Each series of Preferred Stock shall bear a distinctive designation, shall be issued in such number of shares and shall have such relative voting, distribution, dividend, liquidation and other rights, preferences and limitations as shall be prescribed, and the Board of Directors is expressly authorized to fix such terms, by a resolution of the Board of Directors. Such resolutions, when filed, shall constitute amendments to these Articles of Incorporation to the extent provided by the Act.

          (2) At all times each shareholder of the Company of any class who at the time possesses voting power for any purpose shall, for such purpose, be entitled to one vote for each share of such stock standing in such shareholder's name on the books of the Company, provided that in all elections of directors every shareholder entitled to vote for the election of directors shall have the right to vote the number of shares of stock owned by such shareholder for each of as many persons as are to be elected directors by shareholders of his class, or to cumulate all the votes such shareholder could cast for election of directors and cast them all for one candidate or distribute them among candidates for whom such shareholder is entitled to vote, as such shareholder shall think fit.

          (3) No shareholder shall have any preemptive or preferential right to subscribe for or purchase any part of any new or additional issue of stock of any class whatsoever, or of securities convertible into any stock of any class whatsoever, or of securities carrying options, warrants or other rights to purchase stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend or otherwise, or to have any other preemptive or preferential right as now or hereafter defined by the laws of the State of Michigan.

                                   ARTICLE VI

     To the full extent permitted by the Act or any other applicable laws presently or hereafter in effect, no director of the Company shall be personally liable to the Company or its shareholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Company. Any repeal or modification of this Article VI shall not adversely affect any right or protection of a director of the Company existing hereunder immediately prior to such repeal or modification.

                                  ARTICLE VII

     Each person who is or was or had agreed to become a director or officer of the Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employee or agent of the Company or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by the Company to the full extent permitted by the Act or any other applicable laws as presently or hereafter in effect. Without limiting the generality or the effect of the foregoing, the Company may enter into one or more agreements with any person which provide for indemnification greater or different than that provided in this Article. Any repeal or modification of this Article VII shall not adversely affect any right or protection existing hereunder immediately prior to such repeal or modification.

                                  ARTICLE VIII

     The term of the corporate existence of the Company is perpetual.

                                   ARTICLE IX

     The name and address of the sole incorporator is as follows:

                                          Susan M. Beale
                                          2000 Second Avenue
                                          Detroit, Michigan 48226

Dated this 26th day of January, 1995.

                                          /s/  SUSAN M. BEALE
                                          --------------------------------------
                                          Susan M. Beale
                                          Sole Incorporator

                                   EXHIBIT C

                           THE DETROIT EDISON COMPANY

                            LONG-TERM INCENTIVE PLAN

SECTION 1. PURPOSE.

     The purpose of this Long-Term Incentive Plan is to more closely align the interests of key employees of The Detroit Edison Company, its Subsidiaries and any successor corporation with those of shareholders by rewarding long term growth and profitability. In the emerging competitive environment, placing more pay at risk will foster the desired results by providing key employees additional incentives to devote their best efforts to pursue and sustain the Company's financial success through the achievement of corporate goals. In addition, ownership of stock assists in the attraction and retention of qualified employees and Directors. Accordingly, certain key employees may be granted Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Shares and Performance Units. Nonemployee Directors will also receive Awards of Common Stock.

SECTION 2. DEFINITIONS.

     A. "Agreement" shall mean a written Agreement, in a form approved by the Committee, which sets forth the terms and conditions of an Award. Agreements shall be subject to the express terms and conditions set forth herein, and to such other terms and conditions not inconsistent with the Plan as the Committee shall deem appropriate.

     B. "Award" shall mean an Option (which may be designated as a Nonqualified Stock Option or an Incentive Stock Option), a Stock Appreciation Right (which may be designated as a Freestanding SAR or a Tandem SAR), Restricted Stock, Performance Shares or Performance Units, in each case granted under this Plan. Each such Award shall be evidenced by an Agreement. The term shall also include non-discretionary awards of Common Stock to Nonemployee Directors pursuant to
Section 10 of the Plan.

     C. "Board" shall mean the Board of Directors of the Company.

     D. "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

     E. "Committee" shall mean the Organization and Compensation Committee of the Board, or such other Board Committee as may be designated from time to time by the Board. All Directors serving on the Committee at any given time shall be "disinterested persons" as that term is used in Rule 16b-3, and the number of Directors serving on the Committee at any given time shall be no less than the number then required by Rule 16b-3.

     F. "Common Stock" shall mean shares of common stock of the Company, subject to adjustment as provided in Section 13.

     G. "Company" shall mean The Detroit Edison Company, a Michigan corporation, and any successor corporation.

     H. "Date of Grant" means the date specified by the Committee pursuant to
Section 4 hereof on which a grant of Options, SAR's, Restricted Stock, Performance Shares or Performance Units shall become effective, which shall not be earlier than the date on which the Committee takes action with respect thereto.

     I. "Employee" shall mean (i) an employee of the Company or a Subsidiary, whether or not an officer thereof, and shall include any such employee who is also a Director of the Company or a Subsidiary, and (ii) a director of a Subsidiary who is not a Nonemployee Director.

     J. "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time.

     K. "Exercise Price" shall mean, with respect to each share of Common Stock subject to an Option, the price fixed by the Committee at which such share may be purchased pursuant to the exercise of such Option.

     L. "Fair Market Value" shall mean the fair market value of the Common Stock determined by the Committee by whatever method or means the members, in the good faith exercise of their discretion, at that time shall deem appropriate.

     M. "Freestanding SAR" shall mean a right, granted pursuant to this Plan without reference or relationship to any Option, of an Employee to receive cash, shares of Common Stock, or a combination thereof, as the case may be, having an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock on the date of exercise of such SAR over the Fair Market Value of one such share on the Date of Grant of such SAR.

     N. "Incentive Stock Option" or "ISO" shall mean an Option that meets the requirements of Section 422 of the Code, or any successor provision, and that is intended by the Committee to constitute an ISO. Any ISO granted hereunder must be granted within ten years from the date of adoption of the Plan by the Board. If for any reason an Option (or any portion thereof) intended by the Committee to be an ISO nevertheless does not so qualify as an ISO under the Code, either at the time of grant or subsequently, such failure to qualify shall not invalidate the Option (or any portion thereof) and instead the nonqualified portion (or, if necessary, the entire Option) shall be deemed to have been granted as a Nonqualified Stock Option irrespective of the manner in which it is designated in the Option Agreement.

     O. "Nonemployee Director" shall mean a Director of the Company who is not an employee of the Company or any Subsidiary.

     P. "Nonqualified Stock Option" or "NQSO" shall mean an Option that is not an ISO.

     Q. "Option" shall mean the right, granted pursuant to this Plan, of a holder to purchase shares of Common Stock at an Exercise Price and upon terms to be specified by the Committee. The term shall include a Nonqualified Stock Option or an Incentive Stock Option.

     R. "Optionee" means the person so designated in an Agreement evidencing an outstanding Option.

     S. "Performance Measures" shall mean (1) in the case of Performance Shares or Performance Units, those criteria and objectives determined by the Committee the attainment of which during the applicable Performance Period would be a pre-condition to settlement of such Award, and (2) in the case of Restricted Stock, those Committee-determined criteria and objectives (if any) which, if not met during the applicable Restriction Period, would cause a forfeiture of such Award and/or which, if met during the otherwise applicable Restriction Period, would cause an early termination of the Restriction Period. The Performance Measures applicable to any Award to an Employee who is, or is determined by the Committee to be likely to become, a "covered employee" within the meaning of
Section 162(m) of the Code (or any successor provision) shall be limited to criteria and objectives related to: (i) shareholder value growth based on stock price and dividends, (ii) customer price, (iii) customer satisfaction and (iv) growth based on increasing sales or profitability of one or more business units; provided, however, that the Committee may impose any other subjective or objective criteria it may approve from time to time for the purpose of reducing the amount otherwise payable upon settlement of Performance Shares or Performance Units or for the purpose of increasing the number of shares of Restricted Stock that would otherwise be forfeited during the applicable Restriction Period. Except in the case of such a covered employee, if the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or a Subsidiary, or the manner in which it conducts its business, or other events or circumstances render the Performance Measures to be unsuitable, the Committee may modify such Performance Measures, in whole or in part, as the Committee deems appropriate and equitable.

     T. "Performance Period" shall mean the period designated by the Committee during which the Performance Measures applicable to Performance Shares or Performance Units shall be measured. The Performance Period shall be established on the Date of Grant of such Performance Shares or Performance Units, and shall not be less than one year in duration. The duration of Performance Periods may vary.

     U. "Performance Shares" shall mean the right, contingent upon attainment of Performance Measures within a Performance Period, to receive a specified number of shares of Common Stock, which may be Restricted Stock, or, in lieu of all or any portion of such shares, their Fair Market Value in cash.

     V. "Performance Units" shall mean the right, contingent upon attainment of Performance Measures within a Performance Period, to receive a specified dollar amount or, in lieu of all or any portion of such amount, shares of Common Stock having the same Fair Market Value or the same number of shares of Restricted Stock. Each Performance Unit shall have a face amount of $1.00.

     W. "Plan" shall mean the Long-Term Incentive Plan set forth in this instrument, as amended from time to time.

     X. "Reorganization" shall mean the corporate reorganization of The Detroit Edison Company pursuant to resolutions adopted by the Board of Directors of The Detroit Edison Company on December 5, 1994 and January 23, 1995 (as such resolutions may be amended or supplemented from time to time) whereby it is proposed that a corporation ("Holding Company") will become the parent holding company of The Detroit Edison Company.

     Y. "Restriction Period" shall mean the period designated by the Committee during which Restricted Stock shall be subject to a substantial risk of forfeiture and may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, except as otherwise provided in the Plan.

     Z. "Restricted Stock" shall mean any shares of Common Stock issued pursuant to the Plan subject to a substantial risk of forfeiture pursuant to Section 83 of the Code and to the restriction that they may not be sold, exchanged, assigned, transferred, pledged, hypothecated or otherwise encumbered or disposed of, except as otherwise provided in the Plan, prior to termination of a Restriction Period. Restricted Stock shall constitute issued and outstanding shares of Common Stock for all corporate purposes.

     AA. "Rule 16b-3" means Rule 16b-3 as promulgated and amended from time to time by the Securities and Exchange Commission under the Exchange Act (or any successor rule) as in effect with respect to the Company at a given time.

     BB. "Stock Appreciation Right" or "SAR" shall mean any Freestanding SAR or Tandem SAR.

     CC. "Subsidiary" means a corporation, partnership, joint venture, unincorporated association or other entity in which the Company has a direct or indirect ownership or other equity interest; provided, however, for purposes of determining whether any person may receive a grant of ISO's, "Subsidiary" means any corporation in which the Company owns or controls directly or indirectly more than 50 percent of the total combined voting power represented by all classes of stock issued by such corporation at the time of the grant.

     DD. "Tandem SAR" shall mean a right, granted under this Plan, pursuant to which a holder may elect to surrender an Option, or any portion thereof, which is then exercisable, and receive in exchange therefor shares of Common Stock, cash, or a combination thereof, as the case may be, with an aggregate value equal to the excess of the Fair Market Value of one share of Common Stock at the time of exercise over the per share Exercise Price specified in such Option, multiplied by the number of shares of Common Stock covered by such Option, or portion thereof, which is so surrendered.

     EE. "Tax Withholding Date" shall mean the date the withholding tax obligation first arises with respect to an Award.

SECTION 3. LIMITS ON AVAILABLE SHARES AND FREESTANDING SAR'S

     A. Shares of Common Stock used for an Award under the Plan may be either authorized but unissued shares or authorized, issued and outstanding shares acquired by or on behalf of the Company in the name of an Award recipient (or permissible successor thereof) for purposes of granting or settling such Award, or may be a combination of the foregoing. Subject to adjustment as provided in
Section 13 of the Plan, the aggregate maximum number of shares which may be (i) issued or transferred upon the exercise of Options or SAR's,

(ii) awarded as Restricted Stock and released from substantial risk of forfeiture thereof or (iii) issued or transferred in payment of Performance Shares or Performance Units which have been earned is 7,200,000.

     B. Upon the full or partial payment of any Exercise Price by the transfer to the Company of Common Stock or upon satisfaction of tax withholding obligations in connection with any such exercise or any other payment made or benefit realized under the Plan by the transfer or relinquishment of Common Stock, there shall be deemed to have been issued or transferred under the Plan only the net number of shares of Common Stock actually issued or transferred by the Company less the number of shares of Common Stock so transferred or relinquished; provided, however, that the number of shares of Common Stock actually issued or transferred by the Company upon the exercise of Incentive Stock Options shall not exceed the number of shares of Common Stock first specified above in Section 3(A), subject to adjustment as therein provided.

     C. Upon payment in cash of the benefit provided by any Award granted under the Plan, any shares of Common Stock that were covered by that Award shall again be available for issuance or transfer hereunder.

     D. The number of Performance Units (which each have a face amount of $1.00) that may be granted under this Plan shall not in the aggregate exceed 25,000,000. Performance Units that are granted under this Plan and are paid in shares of Common Stock or are not earned by the Employee at the end of the Performance Period shall be available for future grants of Performance Units hereunder.

     E. Notwithstanding any other provision of the Plan to the contrary, no Employee shall be granted Options for more than 300,000 shares of Common Stock or Stock Appreciation Rights for more than 300,000 shares of Common Stock during any period of five consecutive calendar years, subject to adjustment as provided in Section 13 of this Plan.

     F. Notwithstanding any other provision of the Plan to the contrary, in no event shall any Employee receive awards of Restricted Stock, Performance Shares and Performance Units having an aggregate value as of their respective Dates of Grant in excess of $750,000 in any calendar year or in excess of $3,500,000 in any period of five consecutive calendar years.

SECTION 4. ADMINISTRATION.

     The Plan shall be administered by the Committee. In addition to any implied powers and duties that may be needed to carry out the provisions of the Plan, the Committee shall have all the powers vested in it by the terms of the Plan, including exclusive authority to grant Awards to Employees under the Plan, to select the Employees to receive such Awards, to determine the type, size and terms of the Awards to be made to each Employee selected (which Awards need not be uniform), to determine the time when Awards to Employees will be granted, and to prescribe the form of the Agreements embodying Awards made under the Plan. Any Award made to an Employee may provide for acceleration of the period of exercisability, lapse or alteration of the Restriction Period, or modification of any Performance Measure in the event of a change in control of the Company or any Subsidiary or other similar transaction or event. The Committee shall be authorized to interpret the Plan and the Awards granted under the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, to make any other determinations which it believes necessary or advisable for the administration of the Plan, and to correct any defect or supply any omission or reconcile any inconsistency in the Plan or in any Award in the manner and to the extent the Committee deems desirable to carry it into effect.

     All Committee determinations shall be final, conclusive and binding on the Company, any Subsidiary, any Employee, any Nonemployee Director, beneficiary, legal representative, and any other interested parties. The Committee may authorize any one or more of their number, or any officer of the Company, to execute and deliver documents on behalf of the Committee. No member of the Committee shall be liable for any such action taken or determination made in good faith.

SECTION 5. ELIGIBILITY.

     All key Employees are eligible for selection by the Committee to receive an Award, except Employees covered by a collective bargaining Agreement with the Company or a Subsidiary which does not provide for coverage under this Plan. Nonemployee Directors shall be eligible only for non-discretionary Awards under Section 10 of the Plan.

SECTION 6. STOCK OPTIONS.

     A. Terms and Conditions.

          1. Type of Option. The Committee may make Awards of ISO's and NQSO's. Each Option Award shall specify whether the pertinent Option is intended as a Nonqualified Stock Option or an Incentive Stock Option.

          2. Number of Shares Covered. Each Option Award shall specify the number of shares of Common Stock subject to the pertinent Option.

          3. Exercise Period. Each Option Award shall specify the period (or periods) not in excess of 10 years during which the pertinent Option (or portions thereof) may be exercised, and the Option Agreement shall provide that the Option (or such portion) shall expire at the end of such period (or periods), and may be subject to earlier termination in the event of a change in control of the Company or any Subsidiary or other similar transaction or event, as provided in the Option Agreement.

          4. Exercise Price. The Exercise Price shall be determined by the Committee at the time any Option is granted, and shall be set forth in the Option Agreement. In no event shall the Exercise Price per share of any Option be less than 100% of the Fair Market Value per share on the Date of Grant.

          5. Manner of Exercise. The specified number of shares with respect to which an Option is exercised shall, subject to applicable tax withholding, be issued following receipt by the Company of (i) written notice of such exercise from the Optionee (in such form as the Committee shall have specified in the Option Agreement or otherwise) of an Option delivered to the Corporate Secretary or the Vice President and Treasurer of the Company, and (ii) payment, as provided herein, of the Exercise Price.

          6. Payment for Shares. (a) The Exercise Price shall be payable, in whole or in part, in (i) cash in the form of currency or check or other cash equivalent acceptable to the Company, (ii) nonforfeitable, unrestricted shares of Common Stock which are already owned by the Optionee and have a value at the time of exercise that is equal to the Option Price,
     (iii) any other legal consideration that the Committee may deem appropriate, including without limitation any form of consideration authorized under Section 6(A)(6)(b) below, on such basis as the Committee may determine in accordance with the Plan and (iv) any combination of the foregoing.

          (b) Any grant of a Nonqualified Stock Option may provide that payment of the Exercise Price may also be made in whole or in part in the form of shares of Restricted Stock or other Common Stock that are subject to risk of forfeiture or restrictions on transfer. Unless otherwise determined by the Committee on or after the Date of Grant, whenever any Exercise Price is paid in whole or in part by means of any of the forms of consideration specified in this paragraph, the Common Stock received by the Optionee upon the exercise of the Nonqualified Option shall be subject to the same risks of forfeiture or restrictions on transfer as those that applied to the consideration surrendered by the Optionee; provided, however, that such risks of forfeiture and restrictions on transfer shall apply only to the same number of shares of Common Stock received by the Optionee as applied to the forfeitable or restricted Common Stock surrendered by the Optionee.

          (c) Any grant may provide for deferred payment of the Exercise Price from the proceeds of sale through a broker of some or all of the shares of Common Stock to which the exercise relates.

     B. Effect of Exercise of Option on Tandem SAR.

     Upon the exercise of an Option with respect to which a Tandem SAR has been granted, the number of shares of Common Stock with respect to which the SAR shall be exercisable shall be reduced by the number of shares with respect to which the Option has been exercised.

SECTION 7.  STOCK APPRECIATION RIGHTS.

     A. Terms and Conditions.

          1. Type of SAR. Each SAR Award shall specify whether it relates to a Tandem SAR or to Freestanding SAR's.

          2. Number of Optioned Shares or Freestanding SAR's. In the case of any Tandem SAR, the SAR Award shall specify the Option and the number of shares of Common Stock subject thereto to which the SAR relates. Any SAR Award relating to Freestanding SAR's shall specify the number of such SAR's to which it relates.

          3. Exercise Period. Each SAR Award shall specify the period during which the pertinent SAR(s) may be exercised and the SAR Agreement shall provide that the SAR(s) shall expire at the end of each period (or periods) and may be subject to earlier termination in the event of a change in control of the Company or any Subsidiary or other similar transaction or event, as provided in the SAR Agreement. For a Freestanding SAR, such expiration date shall be no later than ten years from the Date of Grant thereof. For Tandem SAR's, such expiration date(s) shall be no later than the date(s) of expiration of the related Option, and a Tandem SAR shall be exercisable during its term only when and to the extent the related Option is exercisable. A Freestanding SAR shall be exercisable only during the period of the grantee's employment with the Company or a Subsidiary and for such post-termination exercise period as would apply under the Option Agreement had the Freestanding SAR Award to the grantee instead been an Award of NQSO's.

          4. Manner of Exercise. A SAR granted under the Plan shall be exercised by the holder by delivery to the Corporate Secretary or the Vice President and Treasurer of the Company of written notice of exercise in such form as shall have been specified in the SAR Agreement or otherwise.

          5. Payment to Holder. If the form of consideration to be received upon exercise of the SAR is not specified in the SAR Agreement, upon the exercise thereof, the holder may request the form of consideration he or she wishes to receive in satisfaction of such SAR, which may be in shares of Common Stock (valued at Fair Market Value on the date of exercise of the SAR), or in cash, or partly in cash and partly in shares of Common Stock, as the holder shall request; provided, however, that the Committee, in its sole discretion, may consent to or disapprove any request of the Employee to receive cash in full or partial settlement of such SAR. Payment shall be subject to applicable tax withholding.

     B. Effect of Exercise of Tandem SAR on Related Option.

     Upon the exercise of a Tandem SAR, the number of shares covered by the related Option shall be reduced by the number of shares of Common Stock with respect to which such SAR is exercised.

SECTION 8. RESTRICTED STOCK.

     A. Terms and Conditions.

     The Committee may make Awards of Restricted Stock to Employees without additional consideration or may offer to sell Restricted Stock to Employees at a price that is equal to or less than its Fair Market Value. The terms and conditions of any such Restricted Stock Award shall be as determined by the Committee and shall be set forth in the Restricted Stock Agreement. The Restricted Stock Agreement shall specify the number of shares of Common Stock subject to the Award and the applicable Restriction Period or Periods. Any such Agreement may provide for forfeiture of shares covered thereby if specified Performance Measures are not attained during a Restriction Period and/or for termination of any Restriction Period upon attainment of Performance Measures, but in no event may any such Agreement permit termination of any Restriction Period earlier than three years after the Date of Grant of the pertinent Award except in the case of Awards that are subject to Performance Measures (in which case the Restriction Period shall be at least one year) or in the case of death, disability, retirement or in the event of a change in control of the Company or any Subsidiary or other similar circumstance in accordance with the provisions of the Restricted Stock Agreement.

     B. Certificates Evidencing Ownership of Restricted Stock.

     During the Restriction Period, a certificate representing the Restricted Stock shall be registered in the recipient's name and bear a restrictive legend to the effect that ownership of such Restricted Stock, and the enjoyment of all rights appurtenant thereto, are subject to the restrictions, terms, and conditions provided in the Plan and the applicable Agreement.

     Certificates representing Restricted Stock together with stock powers or other instruments of assignment, each endorsed in blank, which will permit transfer to the Company of all or any portion of the Restricted Stock evidenced by such certificate in the event it is forfeited, shall be deposited by the recipient with the Company. Upon the termination of an applicable Restriction Period, and subject to remittance of applicable withholding tax, a certificate or certificates evidencing ownership of the number of shares of Common Stock theretofore evidenced by the certificate representing Restricted Stock, free of restrictive legend (other than any relating to a right of first refusal of the Company or required by any applicable securities laws), shall be issued to the Employee, his or her beneficiary(ies), or legal representative, promptly after the expiration of the Restriction Period.

     C. Rights With Respect to Shares During Restriction Period.

     Subject to the terms and conditions of the Restricted Stock Agreement, the Employee, as the owner of the Common Stock issued as Restricted Stock, shall have all rights of a shareholder including, but not limited to, voting rights, the right to receive cash or stock dividends thereon, and the right to participate in any capital adjustment of the Company. Any distributions with respect to shares of Restricted Stock other than in the form of cash shall be held by the Company, and shall be subject to the same restrictions as the shares with respect to which such distributions were made. Any grant or sale may require that any or all dividends or other distributions paid on the shares of Restricted Stock during the Restriction Period shall be automatically sequestered and may be reinvested on an immediate or deferred basis in additional shares of Common Stock, which may be subject to the same restrictions as the underlying Award or such other restrictions as the Committee may determine.

SECTION 9. PERFORMANCE SHARES AND PERFORMANCE UNITS.

     A. Terms and Conditions.

     The Committee may make Awards of Performance Shares and Performance Units. The terms and conditions of any Performance Share Award or a Performance Unit Award shall be set forth in the applicable Agreement. Such Agreement shall specify the number of Performance Shares or Performance Units subject to the Award, the Performance Period(s), which may be subject to earlier termination in the event of a change in control of the Company or any Subsidiary or other similar transaction or event, and the Performance Measures applicable to the Award.

     B. Payment.

     Following the end of a Performance Period applicable to a granted Award, the Committee shall determine the extent (if any) to which Performance Measures established for the Award were attained and, accordingly, the number, if any, of shares of Common Stock or the amount of cash that shall then become payable to the holder of the Award. If the Performance Shares or Performance Units are to be paid to the Employee in the form of shares of Restricted Stock, the recipient must execute a Restricted Stock Agreement as a condition of the issuance of such shares in his or her name.

SECTION 10. NON-DISCRETIONARY AWARDS TO NONEMPLOYEE DIRECTORS.

     On the date of the 1995 annual meeting of Common Stock shareholders of the Company and on the date of each annual meeting of Common Stock shareholders of the Company thereafter, each Nonemployee Director shall receive automatically an Award of 300 shares of Common Stock if he or she is elected at such meeting or continuing to serve immediately after such meeting as a Nonemployee Director. The shares of Common Stock awarded pursuant to this Section 10 shall not be subject to any restriction under the Plan (other than any that may be required pursuant to Section 16(N)).

SECTION 11. WITHHOLDING TAXES.

     The Company shall, if required by applicable law, withhold or cause to be withheld, Federal, state and/or local taxes in connection with the exercise, vesting or settlement of an Award. Unless otherwise provided in the applicable Agreement, each Employee may satisfy any such tax withholding obligation by any of the following means, or by a combination of such means: (i) a cash payment,
(ii) subject to Committee approval, by delivery to the Company of a number of shares of Common Stock having a Fair Market Value, as of the Tax Withholding Date, sufficient to satisfy the amount of the withholding tax obligation arising from an exercise, vesting or settlement of an Award, (iii) subject to Committee approval, by authorizing the Company to withhold from the shares of Common Stock otherwise issuable to the Employee pursuant to the exercise or vesting of an Award, a number of shares having a Fair Market Value, as of the Tax Withholding Date, which will satisfy the amount of the withholding tax obligation, or (iv) by a combination of such methods of payment. If the amount requested is not paid, the Company may refuse to satisfy the Award. The Company and the Employee may also make similar arrangements with respect to the payment of any taxes with respect to which withholding is not required.

SECTION 12. TRANSFERABILITY.

     A. No Option or other derivative security (as that term is defined in Rule 16b-3) granted under the Plan may be transferred by an Employee except by will or the laws of descent and distribution. Options and Stock Appreciation Rights granted under the Plan may not be exercised during an Employee's lifetime except by the Employee or, in the event of the Employee's legal incapacity, by the employee's guardian or legal representative acting in a fiduciary capacity on behalf of the Employee under state law and court supervision. Notwithstanding the foregoing, the Committee, in its sole discretion, may provide for the transferability of particular Awards under the Plan so long as such provisions will not disqualify the exemption for other Awards under Rule 16b-3.

     B. Any grant made under the Plan may provide that all or any part of the shares of Common Stock that are to be issued or transferred by the Company upon the exercise of Options or Stock Appreciation Rights or in payment of Performance Shares or Performance Units, or that are no longer subject to the substantial risk of forfeiture and restrictions on transfer referred to in
Section 8 of this Plan, shall be subject to further restrictions upon transfer.

SECTION 13. ADJUSTMENTS UPON CHANGES IN CAPITALIZATION.

     In the event of any change in the outstanding Common Stock by reason of any stock split, stock dividend, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, split-up, split-off, spin-off, spin-away, liquidation or other similar change in capitalization, or any distribution to common stock shareholders of the Company other than normal cash dividends, the number or kind of shares that may be issued, transferred or awarded under the Plan pursuant to Section 3, and the number or kind of shares subject to any outstanding Award, shall be automatically adjusted, and the Committee shall be authorized to make such other equitable adjustment of any Award or shares issuable pursuant thereto, or in any Performance Measures related to any Award, so that the proportionate interest of the Employee shall be maintained as before the occurrence of such event. In the event of any such transaction or event, the Committee may provide in substitution for any or all outstanding Awards under the Plan such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of all Awards so replaced. The Committee shall also make or provide for such adjustments in the maximum numbers of shares of Common Stock which may be issued or transferred upon the exercise of Options or SARs or awarded as Restricted Stock or issued or transferred in payment of Performance shares or Performance Units, as specified in Section 3(A) of the Plan, the maximum numbers of shares of Common Stock specified in Section 3(E) of the Plan and the number of shares to be awarded automatically pursuant to
Section 10 of the Plan as the Committee may in good faith determine to be appropriate in order to reflect any transaction or event described in this
Section 13. Any such adjustment shall be conclusive and binding for all purposes of the Plan. If the Reorganization is consummated, (i) the "Common Stock" shall mean thereafter the common stock of Holding Company for which The Detroit Edison Company common stock is exchanged in the Reorganization, subject to adjustment pursuant to this Section 13; (ii) "Company" shall thereafter refer to Holding Company and any successor corporation, and (iii) "Board" and "Committee" shall thereafter refer to the board of directors and applicable committee of Holding Company.

SECTION 14. AMENDMENT AND TERMINATION.

     The Committee may at any time terminate, modify or amend the Plan in such respects as it shall deem advisable. However, under no circumstances, without approval of the Common Stock shareholders, may the Plan be amended or modified to permit the exercise of an Option at an Exercise Price of less than the Fair Market Value of a share of Common Stock on the Date of Grant, to increase the number of shares of stock which may be the subject of Awards under the Plan under Section 3 (except pursuant to adjustments under Section 13), or otherwise cause any Award under the Plan to cease to qualify under Rule 16b-3 or for the performance based exception to Section 162(m) of the Code. The termination or any modification or amendment of the Plan shall not, without the consent of the Employee, adversely affect his or her rights under an Award granted prior thereto.

SECTION 15. CERTAIN TERMINATIONS OF EMPLOYMENT, HARDSHIP AND APPROVED LEAVES OF ABSENCE.

     Notwithstanding any other provision of the Plan to the contrary, in the event of termination of employment by reason of death, disability, normal retirement, early retirement with the consent of the Company, termination of employment to enter public service with the consent of the Company or leave of absence approved by the Company, or in the event of hardship or other special circumstances, of an Employee who holds an Option or Stock Appreciation Right that is not immediately and fully exercisable, any shares of Restricted Stock as to which the substantial risk of forfeiture or the prohibition or restriction on transfer has not lapsed, any Performance Shares or Performance Units that have not been fully earned, or any Common Shares that are subject to any transfer restriction pursuant to Section 8 of this Plan, the Committee may take any action that it deems to be equitable under the circumstances or in the best interests of the Company or any Subsidiary, including without limitation waiving or modifying any limitation or requirement with respect to any Award under this Plan.

SECTION 16. MISCELLANEOUS PROVISIONS.

     A. Except as provided in Section 10, no Employee or other person shall have any claim or right to be granted an Award under the Plan.

     B. Grant of any Option, SAR or Performance Shares or Performance Units shall not confer upon the grantee any rights of a shareholder with respect to any shares subject to such Award.

     C. The Plan, the grant, exercise, vesting and/or settlement of Awards thereunder, and the obligations of the Company to satisfy Awards shall be subject to all applicable Federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required, and the Committee may impose any additional restrictions with respect to Awards in order to comply with any legal requirements applicable to Awards or to qualify for any exemption it may deem appropriate.

     D. Any expenses of the Plan shall be borne by the Company.

     E. By accepting an Award under the Plan, each Employee and his or her legal representative or beneficiary shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, any action taken under the Plan by the Company, the Board or the Committee.

     F. Nothing in the Plan, or in any Agreement entered into pursuant to the Plan, shall confer on an Employee any right to continue in the employ of the Company or any Subsidiary, or in any way affect the right of the Company or any Subsidiary to terminate the Employee's employment without prior notice at any time for any reason or for no reason.

     G. Participation in the Plan shall not affect an Employee's eligibility to participate in any other benefit or incentive plan of the Company or any Subsidiary. Awards under the Plan shall not be considered earnings for purposes of the Employee Savings Plan, any Company-sponsored or Subsidiary-sponsored Retirement Plan, insurance or other employee benefit programs.

     H. With respect to shares acquired upon the exercise of Options or Stock Appreciation Rights and with respect to shares acquired by an individual under a Restricted Stock Award, Performance Share or Performance Unit Award, or otherwise under the Plan, the Company may reserve a "right of first refusal" to purchase from the holder thereof any such shares at Fair Market Value. If such right is reserved, the holder, prior to any disposition of such shares of Common Stock, shall be required to first notify the Corporate Secretary or Vice President and Treasurer of the Company or such other officer as may be designated by the Committee, in writing in such form as the Committee may prescribe, of his or her intention to dispose of any such shares, and the Company will advise the holder within five days whether it intends to purchase or cause to be purchased such shares, for this purpose. Fair Market Value shall be determined as of the date next preceding the date that the Company notifies the holder of its intention to purchase or cause to be purchased such shares. The Committee will designate an officer to decide whether to accept or reject such right of first refusal. If the Company does not exercise its right to purchase or cause to be purchased the shares within such period, the holder may freely dispose of the shares following expiration of such period.

     I. A breach by the Employee, his or her beneficiary(ies), or legal representative, of any restrictions, terms or conditions provided in the Plan, the Agreement, or otherwise established by the Committee with respect to any Award will, unless waived in whole or in part by the Committee, cause a forfeiture of such Award.

     J. The Committee shall not, without the further approval of the Common Stock shareholders of the Company, authorize the amendment of any outstanding Option to reduce the Exercise Price or authorize the amendment of any outstanding Stock Appreciation Right to reduce the base price. Furthermore, no Option or Stock Appreciation Right shall be cancelled and replaced with Awards having a lower Exercise Price or base price without the further approval of the Common Stock shareholders of the Company.

     K. The Plan shall be submitted to the Common Stock shareholders of the Company for their approval on April 24, 1995, or on such other date as may be fixed for the next annual meeting of Common Stock shareholders, and shall become effective only upon such approval and thereafter continue until its termination by the Compensation Committee. No Restricted Stock Awards or Awards to Nonemployee Directors shall be granted prior to the date the Plan becomes effective, and any other Awards that may be granted before the Plan becomes effective shall be granted subject to and shall become effective only upon the effectiveness of the Plan.

     L. The provisions of this Plan shall be interpreted and construed in accordance with the laws of the State of Michigan.

     M. It is the intention that the Plan at all times fully satisfy the provisions and conditions of Rule 16b-3 applicable to a Plan of this type. Accordingly, anything herein to the contrary notwithstanding, to the extent that Rule 16b-3 at any given time would require that decisions concerning the selection of Employees who are or become subject to reporting requirements of
Section 16 of the Exchange Act ("Section 16 Reporting Persons") to be granted Awards hereunder, the timing, amounts, and other terms of such Awards, and the form of settlement of any such Awards be made only by the Committee, all such decisions by the Committee shall be final and conclusive and not subject to reversal or modification by the Board. Moreover, irrespective of any rights or discretionary power which a Section 16 Reporting Person holding a pertinent Award otherwise would possess hereunder or under the Agreement evidencing such Award concerning the timing of exercise of a SAR, the manner of paying the Exercise Price for an exercised Option, a request or election concerning the form of settlement of a SAR, or the manner of satisfying tax withholding obligations arising with respect to any Award, the Section 16 Reporting Person shall be entitled to exercise such rights and discretion only at such times and manner and under such other conditions as at the time are contemplated by the applicable provisions of Rule 16b-3 and any attempt otherwise to exercise such rights or discretion shall be void and of no effect. The Plan is intended to comply with and be subject to Rule 16b-3 as in effect prior to May 1, 1991. The Committee may at any time elect that this Plan shall be subject to Rule 16b-3 as in effect on and after May 1, 1991.

     N. Restrictions on Common Stock. The Company may impose restrictions on any shares of Common Stock granted pursuant to the Plan as it may deem advisable including, without limitation, restrictions intended to achieve compliance with the Securities Act of 1933, as amended, with the requirements of any stock exchange upon which such shares or shares of the same class are then listed, and with any blue sky or securities laws applicable to such shares.

     O. The Committee may require or permit Employees to elect to defer the issuance of Common Stock or the settlement of Awards in cash under such rules and procedures as it may establish under the Plan. It also may provide that deferred settlements include the payment or crediting of interest on the deferral amounts, or the payment or crediting of dividend equivalents where the deferral amounts are denominated in shares.

     P. The Committee may condition the grant of any Award or combination of Awards authorized under this Plan (other than non-discretionary Awards pursuant to Section 10) on the surrender or deferral by an Employee of his or her right to receive a cash bonus or other compensation otherwise payable by the Company or a Subsidiary to the Employee.

     Q. If another corporation is merged into the Company or the Company otherwise acquires another corporation, the Committee may elect to assume under this Plan any or all outstanding stock options or other awards granted by such corporation under any stock option or other plan adopted by it prior to such acquisition. Such assumptions shall be on such terms and conditions as the Committee may determine; provided, however, that the awards as so assumed do not contain any terms, conditions or rights that are inconsistent with the terms of this Plan. Unless otherwise determined by the Committee, such awards shall not be taken into account for purposes of determining the limitations contained in
Section 3 of this Plan.

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Indemnification. Pursuant to Article VI of Holding Company's Articles of Incorporation, directors of Holding Company will not be personally liable to Holding Company or its shareholders in the performance of their duties to the full extent permitted by law.

     Article VII of Holding Company's Articles of Incorporation provides that each person who is or was or had agreed to become a director or officer of Holding Company, or each such person who is or was serving or who had agreed to serve at the request of the Board of Directors as an employe or agent of Holding Company or as a director, officer, employe or agent of another corporation, partnership, joint venture, trust or other enterprise (including the heirs, executors, administrators or estate of such person), shall be indemnified by Holding Company to the full extent permitted by the Michigan Business Corporation Act or any other applicable laws as presently or hereafter in effect. In addition, pursuant to the authority granted by Article VII of the Articles of Incorporation, Holding Company intends to enter into indemnification agreements with its officers and directors which provide for indemnification to the maximum extent permitted by law. These agreements will set forth certain procedures for the advancement by Holding Company of certain expenses to indemnities.

     (b) Insurance. Holding Company (with respect to indemnification liability) and its directors and officers (in their capacities as such) are insured against liability for wrongful acts (to the extent defined) under three insurance policies providing aggregate coverage in the amount of $85 million.

ITEM 21. EXHIBITS.

     The following exhibits are filed herewith or incorporated herein by reference.

EXHIBIT
NUMBER                                  DESCRIPTION OF DOCUMENT
- -------   -----------------------------------------------------------------------------------
   2(a)   Agreement and Plan of Exchange (attached to Prospectus and Proxy Statement as
          Exhibit A).
   3(a)   Articles of Incorporation of DTE Holdings, Inc. (attached to Prospectus and Proxy
          Statement as Exhibit B).
  *3(b)   By-Laws of DTE Holdings, Inc.
  *5(a)   Opinion of Christopher C. Nern, Esq., Vice President and General Counsel.
  *5(b)   Opinion of Jones, Day, Reavis & Pogue.
  *8      Opinion of Jones, Day, Reavis & Pogue.
  15      Letter re unaudited interim financial information.
 *23(a)   Consent of Christopher C. Nern, Esq. (included in 5(a)).
 *23(b)   Consent of Jones, Day, Reavis & Pogue (included in (5(b)).
  23(c)   Consent of Price Waterhouse LLP.
  24      Powers of Attorney (included on page II-3).
  99(a)   Form of Proxy Card, Confidential Voting Instruction Form, and letter to participants in Savings Plan.
 *99(b)   Consents of persons to be elected directors of DTE Holdings, Inc. immediately prior to the Effective Time of the Exchange.

- ---------------
* To be filed by amendment.

ITEM 22. UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

          (3) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

          (4) To remove from registration by means of a post-effective amendment any shares of Holding Company Common Stock which are not issued in the Exchange.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF DETROIT, STATE OF MICHIGAN ON FEBRUARY 1, 1995.

                                          DTE HOLDINGS, INC.

                                          By: /s/ JOHN E. LOBBIA

                                            ------------------------------------
                                                John E. Lobbia
                                                Chairman of the Board and Chief
                                                Executive
                                                  Officer

                               POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints John E. Lobbia, Anthony F. Earley, Jr., Larry G. Garberding, Christopher C. Nern and Susan M. Beale, and each of them, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, thereby ratifying and confirming all that said attorney-in-fact, or his substitute, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED, ON THE DATES INDICATED.

                  SIGNATURE                                TITLE                     DATE
- ---------------------------------------------  ------------------------------  -----------------

PRINCIPAL EXECUTIVE OFFICER:
/s/ JOHN E. LOBBIA                             Chairman of the Board, Chief    February 1, 1995
- ---------------------------------------------  Executive Officer and Director
    (John E. Lobbia)

PRINCIPAL OPERATING OFFICER:
/s/ ANTHONY F. EARLEY, JR.                     President, Chief Operating      February 1, 1995
- ---------------------------------------------  Officer and Director
    (Anthony F. Earley, Jr.)

PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:
/s/ LARRY G. GARBERDING                        Executive Vice President,       February 1, 1995
- ---------------------------------------------  Chief Financial Officer and
    (Larry G. Garberding)                      Director

                                 EXHIBIT INDEX

EXHIBIT                                                                                  PAGE
NUMBER                             DESCRIPTION OF DOCUMENT                              NUMBER
- -------   --------------------------------------------------------------------------    ------
   2(a)   Agreement and Plan of Exchange (attached to Prospectus and Proxy Statement as Exhibit A).
   3(a)   Articles of Incorporation of DTE Holdings, Inc. (attached to Prospectus and Proxy Statement as Exhibit B).
  *3(b)   By-Laws of DTE Holdings, Inc.
  *5(a)   Opinion of Christopher C. Nern, Esq., Vice President and General Counsel.
  *5(b)   Opinion of Jones, Day, Reavis & Pogue.
  *8      Opinion of Jones, Day, Reavis & Pogue.
  15      Letter re unaudited interim financial information.
 *23(a)   Consent of Christopher C. Nern, Esq. (included in 5(a)).
 *23(b)   Consent of Jones, Day, Reavis & Pogue (included in (5(b)).
  23(c)   Consent of Price Waterhouse LLP.
  24      Powers of Attorney (included on page II-3).
  99(a)   Form of Proxy Card, Confidential Voting Instruction Form, and letter to participants in Savings Plan.
 *99(b)   Consents of persons to be elected directors of DTE Holdings, Inc.
          immediately prior to the Effective Time of the Exchange.

- ---------------
*To be filed by amendment.